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EXHIBIT 99(a)(1)(A)

        Offer To Purchase For Cash
All Outstanding Shares Of Common Stock
including the Associated Preferred Stock Purchase Rights

of

Facet Biotech Corporation

at

$27.00 Per Share

by

Amber Acquisition Inc.
a wholly-owned subsidiary of

Abbott Laboratories

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 2010 (THE END OF THE DAY ON MONDAY), UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 9, 2010 (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among Abbott Laboratories, an Illinois corporation ("Abbott"), Amber Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Abbott, and Facet Biotech Corporation, a Delaware corporation ("Facet"). The Merger Agreement provides, among other things, that following completion of the Offer and subject to certain conditions, the Purchaser will merge with and into Facet (the "Merger"), with Facet continuing as the surviving corporation and a wholly-owned subsidiary of Abbott.

        The Facet board of directors has unanimously (i) determined that the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of Facet and the stockholders of Facet, (ii) approved and declared advisable the Merger Agreement, the Offer and the Merger and (iii) recommended that the stockholders of Facet accept the Offer and tender their Shares to the Purchaser pursuant to the Offer and, to the extent required by applicable law, adopt the Merger Agreement.

        There is no financing condition to the Offer. The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Facet common stock, par value $0.01 per share, including the associated preferred stock purchase rights (collectively, the "Shares") that, together with the number of Shares then directly or indirectly owned by Abbott or the Purchaser, represents at least a majority of all outstanding voting securities of Facet (determined on a fully diluted basis). The Offer is also subject to the satisfaction of additional conditions set forth in this Offer to Purchase, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Section 14—"Conditions of the Offer" of this Offer to Purchase.

        Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent, or Georgeson Securities Corporation, the Dealer Manager, at their respective addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders of Facet also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:	The Information Agent for the Offer is:
Georgeson Securities Corporation	Georgeson Inc.
199 Water Street, 26th Floor New York, New York 10038 Toll-Free: (800) 445-1790	199 Water Street, 26th Floor New York, New York 10038 Banks and Brokerage Firms, Please Call: (212) 440-9800 Stockholders and All Others Call Toll-Free: (800) 259-3515
March 23, 2010

IMPORTANT

        Stockholders of Facet desiring to tender Shares must:

1.
For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•
contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.
For Shares that are registered in the stockholder's name and held in book-entry form:

•
complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal or prepare an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase);

•
if using the letter of transmittal, have the stockholder's signature on the letter of transmittal guaranteed if required by Instruction 1 of the letter of transmittal;

•
deliver an Agent's Message or the letter of transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to BNY Mellon Shareowner Services, the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•
transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

3.
For Shares that are registered in the stockholder's name and held as physical certificates:

•
complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal;

•
have the stockholder's signature on the letter of transmittal guaranteed if required by Instruction 1 to the letter of transmittal; and

•
deliver the letter of transmittal (or a facsimile thereof) properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

        The letter of transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase are followed. The method of delivery of Shares, the letter of transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
INTRODUCTION		10
THE TENDER OFFER		12
1.	Terms of the Offer	12
2.	Acceptance for Payment and Payment for Shares	15
3.	Procedures for Accepting the Offer and Tendering Shares	16
4.	Withdrawal Rights	19
5.	Material United States Federal Income Tax Consequences	20
6.	Price Range of the Shares; Dividends	21
7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Market Listing; Exchange Act Registration; Margin Regulations	21
8.	Certain Information Concerning Facet	23
9.	Certain Information Concerning Abbott and the Purchaser	24
10.	Background of the Offer; Past Contacts or Negotiations with Facet	26
11.	Purpose of the Offer; the Merger Agreement; the Confidentiality Agreement; the IL-12 Patent License Agreement; the Humanization Agreements; Statutory Requirements; Appraisal Rights; "Going Private" Transactions; Plans for Facet; Recent Developments Relating to Facet	30
	(a) Purpose of the Offer	30
	(b) The Merger Agreement	30
	(c) The Confidentiality Agreement	45
	(d) The IL-12 Patent License Agreement	45
	(e) The Humanization Agreements	45
	(f) Statutory Requirements	45
	(g) Appraisal Rights	46
	(h) "Going Private" Transactions	47
	(i) Plans for Facet	47
	(j) Recent Developments Relating to Facet	48
12.	Source and Amount of Funds	48
13.	Dividends and Distributions	48
14.	Conditions of the Offer	48
15.	Legal Matters; Required Regulatory Approvals	51
16.	Fees and Expenses	53
17.	Miscellaneous	53
Schedule I		55
Directors and Executive Officers of Abbott Laboratories		55
Directors and Executive Officers of Amber Acquisition Inc.		63

i

SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety.

Securities Sought:	All of the outstanding shares of common stock, par value $0.01 per share (the "Facet Common Stock"), including the associated preferred stock purchase rights (together with the Facet Common Stock, the "Shares"), of Facet Biotech Corporation ("Facet").
Offer Price Per Share:	$27.00 in cash (the "Offer Price"), without interest thereon and subject to any required withholding taxes.
Scheduled Expiration of the Offer:	12:00 midnight, New York City time, on Monday, April 19, 2010 (the end of the day Monday).
The Purchaser:	Amber Acquisition Inc. (the "Purchaser"), a wholly-owned subsidiary of Abbott Laboratories ("Abbott").
Minimum Condition:
The number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares then directly or indirectly owned by Abbott or the Purchaser, must represent at least a majority of all outstanding voting securities of Facet (determined on a fully diluted basis).
Recommendation of the Facet Board of Directors:	The Facet board of directors has unanimously recommended that the stockholders of Facet accept the Offer and tender their Shares to the Purchaser in the Offer.

Who is offering to buy my securities?

        The Purchaser, a wholly owned subsidiary of Abbott, was formed for the purpose of making this Offer. Unless the context indicates otherwise, in this Offer to Purchase we use the terms "us," "we" and "our" to refer to Amber Acquisition Inc. and, where appropriate, Abbott Laboratories. We use the term "Abbott" to refer to Abbott Laboratories alone, the term "Purchaser" to refer to Amber Acquisition Inc. alone and the term "Facet" to refer to Facet Biotech Corporation. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Abbott and the Purchaser."

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase all of the outstanding Shares of Facet on the terms and subject to the conditions set forth in this Offer to Purchase. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

What are the preferred stock purchase rights?

        The preferred stock purchase rights are rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement, dated as of September 7, 2009, as amended by the amendments thereto dated as of December 15, 2009, December 16, 2009 and March 9, 2010, by and between Facet and Mellon Investor Services LLC. The preferred stock purchase rights were issued to all Facet stockholders but currently are not represented by separate share certificates. Instead, the preferred stock purchase rights are represented by the certificate for your shares of Facet Common Stock. A tender of your Shares will include a tender of the preferred stock purchase rights.

How much are you offering to pay? Will I have to pay any fees or commissions?

        We are offering to pay $27.00 per Share, without interest and subject to any required withholding taxes. If you are a stockholder of Facet who has Shares registered in your name and you tender directly to the Depositary, you will not be charged brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

Do you have the financial resources to make payment?

        Yes. Abbott, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon Abbott or the Purchaser obtaining financing. Abbott will obtain the necessary funds from cash on hand at the expiration of the Offer. See Section 12—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  we, through our parent company, Abbott, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we will acquire any remaining Shares for the same cash price in the Merger.

        See Section 12—"Source and Amount of Funds."

What does the Facet board of directors think of the Offer?

        The Facet board of directors has unanimously (i) determined that the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of Facet and the stockholders of Facet, (ii) approved and declared advisable the Merger Agreement, the Offer and the Merger and (iii) recommended that the stockholders of Facet accept the Offer and tender their Shares to the Purchaser pursuant to the Offer and, to the extent required by applicable law, adopt the Merger Agreement. A more complete description of the recommendation of the Facet board of directors is set forth in Facet's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the stockholders of Facet together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have at least until the expiration of the Offer to tender your Shares in the Offer. The current expiration of the Offer is 12:00 midnight, New York City time, on Monday, April 19, 2010 (which is the end of the day on Monday), unless we extend the period of time for which the initial offering period of the Offer is open. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that:

  •
  Unless the Merger Agreement has been terminated in accordance with its terms, we may, without the consent of Facet, extend the Offer for one or more consecutive periods of up to ten business days each, until and including July 31, 2010, if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 14—"Conditions of the Offer" of this Offer to Purchase are not satisfied or waived by us or Abbott.

  •
  Unless otherwise agreed in writing by Facet, we will extend the Offer for consecutive periods of up to ten business days each, if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by us or Abbott. However, we will not be required to extend the Offer (i) beyond July 31, 2010 or (ii) after Facet delivers, or is required to deliver, to Abbott a notice with respect to an alternative takeover proposal that has been received by Facet, its subsidiaries, or a representative of Facet (as described under Section 11(b)—"The Merger Agreement—Fiduciary Right of Termination or Adverse Recommendation Change" of this Offer to Purchase) at least ten business days prior to the then-scheduled expiration of the Offer, except to the extent that prior to the then-scheduled expiration of the Offer:

  •
  the alternative takeover proposal giving rise to such notice has been withdrawn or the Facet board of directors has rejected such takeover proposal;

  •
  the Facet board of directors has reconfirmed its recommendation of the Offer; and

  •
  the withdrawal or rejection of such takeover proposal and the reconfirmation of the recommendation of the Offer by the Facet board of directors have been publicly announced by Facet.

  •
  We also will extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission or its staff or the NASDAQ Stock Market.

        Following our acceptance and payment for Shares tendered in the Offer, we may, in order to enable us to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended, during which stockholders of Facet may tender, but not withdraw, their Shares and receive the Offer Price.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform BNY Mellon Shareowner Services, which is the Depositary for the Offer, of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer."

        If we elect to provide or extend any subsequent offering period, a public announcement of such period or extension will be made not later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the Offer or the date of termination of any prior subsequent offering period.

What is the "Minimum Condition" to the Offer?

        We are not obligated to purchase any Shares in the Offer unless enough Shares are validly tendered and not properly withdrawn, considered together with all other Shares owned directly or indirectly by us (if any), to represent a majority of the total number of voting securities of Facet outstanding at the expiration of the Offer (determined on a fully diluted basis) (the "Minimum Condition").

What are the most significant conditions to the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, we are not obligated to purchase any Shares tendered in the Offer unless:

  •
  there is no lawsuit pending by a governmental entity that seeks to prohibit or impose material limitations on the purchase of Shares tendered in the Offer or to prohibit or impose material limitations on completion of the Merger;

  •
  there is no court injunction or law prohibiting or imposing material limitations on the acceptance for payment of Shares tendered in the Offer, prohibiting or imposing material limitations on completion of the Merger or materially limiting Abbott's ability to own, operate or control Facet after the Merger;

  •
  the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has expired or been terminated;

  •
  the covenants of Facet contained in the Merger Agreement required to be performed prior to the purchase of Shares tendered in the Offer are performed in all material respects;

  •
  all of the representations and warranties of Facet set forth in the Merger Agreement are accurate, except for inaccuracies that, individually or in the aggregate, do not have a material adverse effect on Facet or, with respect to specified representations and warranties of Facet relating to the capitalization of Facet and the authorization of Facet to enter into the Merger Agreement, such representations are accurate in all material respects;

  •
  since March 9, 2010, there is no event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Facet that is continuing;

  •
  the Chief Executive Officer or Chief Financial Officer of Facet has certified that the previous three conditions listed above have been satisfied;

  •
  the Collaboration Agreement, dated as of September 12, 2005, between Facet and Biogen Idec MA Inc., as amended, is in full force and effect in all material respects and has not been amended, modified or supplemented, or the terms thereof otherwise altered in any material respect, following the date of the Merger Agreement; and

  •
  the Merger Agreement has not been terminated.

        See Section 14—"Conditions of the Offer" of this Offer to Purchase for a more complete description of the conditions to the Offer.

How do I tender my Shares?

        If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to the Purchaser on your behalf before the expiration of the Offer.

        If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to BNY Mellon Shareowner Services, the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

        If your Shares are registered in your name and held as physical certificates (i.e., stock certificates have been issued to you):

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

  •
  have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

        If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., at (800) 259-3515 (Toll-Free) or the Dealer Manager, Georgeson Securities Corporation, toll-free at (800) 445-1790 for assistance.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase for more details.

Until what time may I withdraw previously tendered Shares?

        You may withdraw Shares that you have previously tendered in the Offer at any time until the Offer has expired. In addition, unless we accepted your Shares for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after May 21, 2010. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by delivering a written notice of withdrawal with the required information to the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights."

Have any stockholders previously agreed to tender their Shares?

        No. We have not previously entered into any agreements with any stockholders of Facet with respect to the tender of Shares into the Offer.

Are there any compensation arrangements between Abbott and Facet's executive officers or other key employees?

        Abbott and Facet's executive officers have not agreed upon the terms of any employment compensation, severance or other employee benefits arrangements. As indicated in the Merger Agreement, following completion of the Merger, Abbott expects to continue to employ Facet's employees, including its executive officers, on terms similar to their current employment arrangements. See Section 11(b)—"The Merger Agreement—Employee Benefit Arrangements" of this Offer to Purchase.

Will the Offer be followed by a merger?

        Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived, the Purchaser will merge with and into Facet. If the Merger takes place, Abbott will own all of the Shares, and all of the remaining stockholders of Facet, other than Facet, Abbott, the Purchaser, any of their respective subsidiaries and any dissenting stockholders of Facet that properly exercise appraisal rights, will receive the Offer Price, without interest and subject to any required withholding taxes. See the "Introduction" to this Offer to Purchase. See also Section 11(b)—"The Merger Agreement" and Section 14—"Conditions of the Offer" for a description of the conditions to the Merger and the Offer.

If a majority of the Shares are tendered and accepted for payment, will Facet continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Facet will cease to be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Facet Common Stock will cease to be eligible to be traded on the NASDAQ, there may not be an active public trading market for the Facet Common Stock, and Facet may cease to be required to make filings with the Securities and Exchange Commission or otherwise comply with the Securities and Exchange Commission rules relating to publicly held companies. After completion of the Offer and upon our request, Facet has agreed to elect "controlled company" status for purposes of the applicable NASDAQ Marketplace Rules, which means that Facet would be exempt from the requirement that Facet's board of directors be composed of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Governance Committee of Facet's board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Facet's board of directors. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Market Listing; Exchange Act Registration; Margin Regulations."

What is the Top-Up Option and when could it be exercised?

        Facet has granted to us an option (the "Top-Up Option"), exercisable on one or more occasions in whole but not in part upon the terms and subject to the conditions set forth in the Merger Agreement, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned directly or indirectly by Abbott, at the time of such exercise, will constitute one Share more than 90% of the Shares (determined on a fully diluted basis) outstanding immediately after the issuance of Shares pursuant to the Top-Up Option. We may exercise the Top-Up Option at any time after the Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is not exercisable for a number of Shares in excess of the number of authorized Shares available for issuance (giving effect to Shares reserved for issuance under options then outstanding under Facet's equity plans as if such Shares were outstanding). The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting the Purchaser to effect a merger pursuant to applicable Delaware law at a time when the approval of the Merger at a meeting of the stockholders of Facet would otherwise be assured because of Abbott's and the Purchaser's collective ownership of a majority of the Shares following completion of the Offer. See Section 11(b)—"The Merger Agreement" and Section 11(i)—"Plans for Facet."

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount. Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the Delaware General Corporation Law, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash. If you decide not to tender your Shares in the Offer and we purchase the tendered Shares, but the Merger does not occur, you will remain a Facet stockholder. However, there may be so few remaining stockholders and publicly traded Shares that Facet's Common Stock may cease to be eligible to be traded on the NASDAQ or other securities exchanges and there may not be an active public trading market for the Facet Common Stock. Also, as described above, Facet may cease to be required to make filings with the Securities and Exchange Commission or otherwise comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Market Listing; Exchange Act Registration; Margin Regulations."

What is the market value of my Shares as of a recent date?

        The closing price for Shares reported on the NASDAQ was $16.09 per share on March 9, 2010, the last trading day before we announced the Merger Agreement, and $26.98 per share on March 22, 2010, the last full trading day prior to the commencement of the Offer. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

How will my outstanding options and shares of restricted stock be treated in the Offer and the Merger?

        Options to acquire Shares may not be tendered in the Offer. If you wish to tender Shares subject to options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received in the Offer. Under the Merger Agreement, at the effective time of the Merger, all outstanding options to purchase Shares, whether vested or unvested, will be cancelled and, in exchange therefor, each former holder of such cancelled options will be entitled to receive an amount per option in cash (subject to any applicable withholding taxes) equal to the excess of the Offer Price over the exercise price per share of such option. See Section 11(b)—"The Merger Agreement."

        In accordance with the restrictions applicable to shares of restricted stock, shares of restricted stock may not be tendered in the Offer. Under the Merger Agreement, as of the effective time of the Merger, each unvested share of restricted stock will vest in full, be cancelled and converted into the right to receive the Offer Price, without interest and subject to any required withholding taxes.

What are the material United States federal income tax consequences of tendering my Shares?

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder of Facet that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such Facet stockholder's tax basis in the Shares sold or exchanged. A summary of the material United States federal income tax consequences of the Offer and the Merger is included in Section 5—"Material United States Federal Income Tax Consequences." You should consult your tax advisor about the tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of participating in the Offer and the Merger in light of your particular circumstances. See Section 5—"Material United States Federal Income Tax Consequences" of this Offer to Purchase for further details.

Will I have the right to have my Shares appraised?

        Appraisal rights are not available in connection with the Offer, and stockholders of Facet who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, however, each stockholder of Facet whose Shares have not been purchased by the Purchaser pursuant to the Offer, and who has neither voted in favor of the adoption of the Merger Agreement nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the Delaware General Corporation Law, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be higher or lower than the price per Share paid by us pursuant to the Offer. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the Delaware General Corporation Law.

        The foregoing summary of the rights of dissenting stockholders under the Delaware General Corporation Law does not purport to be a complete statement of the procedures to be followed by stockholders of Facet desiring to exercise any available appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262 of the Delaware General Corporation Law. See Section 11(g)—"Appraisal Rights."

Who should I call if I have questions about the Offer? Where do I get additional copies of the Offer documents?

        You may call Georgeson Inc., toll-free, at (800) 259-3515. Georgeson Inc. is acting as the Information Agent for the Offer. You may also call Georgeson Securities Corporation, toll-free at (800) 445-1790. Georgeson Securities Corporation is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

To All Holders of Shares of Common Stock of Facet Biotech Corporation:

INTRODUCTION

        Amber Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Facet Common Stock"), including the associated rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement, dated as of September 7, 2009, as amended by the amendments thereto dated as of December 15, 2009, December 16, 2009 and March 9, 2010, by and between Facet Biotech Corporation, a Delaware corporation ("Facet"), and Mellon Investor Services LLC (together with the Facet Common Stock, the "Shares"), of Facet, at a price of $27.00 per Share (the "Offer Price"), net to the seller in cash (without interest and subject to any required withholding taxes), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with this Offer to Purchase, the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 9, 2010 (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among Abbott, the Purchaser and Facet. Under the Merger Agreement, after the completion of the Offer and subject to specified conditions, the Purchaser will merge with and into Facet (the "Merger"), with Facet continuing as the surviving corporation and a wholly-owned subsidiary of Abbott (the "Surviving Corporation"). When the Merger is completed, each Share then outstanding (other than Shares owned by Facet, any wholly-owned subsidiary of Facet, Abbott or the Purchaser, and Shares held by dissenting stockholders who properly exercise appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $27.00 in cash, without interest, less any applicable withholding taxes. The Merger Agreement is described in detail in Section 11(b)—"The Merger Agreement" of this Offer to Purchase.

        The Facet board of directors (the "Facet Board") has unanimously (i) determined that the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of Facet and the stockholders of Facet, (ii) approved and declared advisable the Merger Agreement, the Offer and the Merger and (iii) recommended that the stockholders of Facet accept the Offer and tender their Shares to the Purchaser pursuant to the Offer and, to the extent required by applicable law, adopt the Merger Agreement (the "Facet Board Recommendation").

        Tendering stockholders of Facet who have Shares registered in their names and who tender directly to BNY Mellon Shareowner Services, the Depositary, will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions. However, if a stockholder of Facet does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal or otherwise establish an exemption, he or she may be subject to a required backup United States federal income tax withholding (currently at a rate of 28%) of the gross proceeds payable to such stockholder. See Section 3—"Procedures for Accepting the Offer and Tendering Shares." Abbott will pay all charges and expenses of the Depositary, Georgeson Securities Corporation, the Dealer Manager, and Georgeson Inc., the Information Agent, incurred in connection with the Offer. See Section 16—"Fees and Expenses."

        There is no financing condition to the Offer. The Purchaser is not required to purchase any Shares unless (i) the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares then owned directly or indirectly by Abbott or the Purchaser, represents at least a majority of all outstanding voting securities of Facet (determined on a fully diluted basis) (as more fully described in Section 14—"Conditions of the Offer") (the "Minimum Condition") and (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has expired or been terminated. The Offer also is subject to certain other terms and conditions. See Section 1—"Terms of the Offer," Section 14—"Conditions of the Offer" and Section 15—"Legal Matters; Required Regulatory Approvals."

        Facet has informed the Purchaser that, as of the close of business on March 19, 2010, it had (a) 24,630,857 Shares that were issued and outstanding without restrictions imposed by Facet, (b) an aggregate of 621,643 Shares of restricted stock outstanding, (c) an aggregate of 2,116,892 Shares that were reserved for issuance pursuant to the terms of outstanding stock options granted pursuant to Facet's equity plans, and (d) no Shares available for purchase in the current offering period under Facet's employee stock purchase plan, for a total number of 27,369,392 Shares outstanding on a fully diluted basis. Neither Abbott nor its affiliates (including the Purchaser) own any Shares. As a result, assuming that no Shares, options to acquire Shares or any other rights to acquire Shares are issued after March 19, 2010, the Minimum Condition will be satisfied if at least 13,684,697 Shares, which represent approximately 50% of the outstanding Shares (on a fully diluted basis), are validly tendered and not properly withdrawn prior to the expiration of the Offer. The actual number of Shares required to be validly tendered and not properly withdrawn to satisfy the Minimum Condition will depend upon the actual number of outstanding voting securities (determined on a fully diluted basis) of Facet on the date that the Purchaser accepts Shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase on or prior to the expiration of the Offer. The Offer will expire at 12:00 midnight, New York City time, on Monday, April 19, 2010 (the end of the day on Monday), unless the Purchaser determines to, or is required to, extend the period of time for which the initial offering period of the Offer is open. See Section 1—"Terms of the Offer" for a description of the Purchaser's rights and obligations with respect to extensions of the Offer. Following the Purchaser's acceptance and payment for Shares tendered in the Offer, the Purchaser may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during which stockholders of Facet may tender, but not withdraw, their Shares and receive the Offer Price. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Facet has granted the Purchaser an option (the "Top-Up Option"), exercisable in whole but not in part on one or more occasions upon the terms and subject to the conditions set forth in the Merger Agreement, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned directly or indirectly by Abbott, at the time of such exercise, will constitute one Share more than 90% of the Shares (determined on a fully diluted basis) outstanding immediately after the issuance of Shares pursuant to the exercise of the Top-Up Option. The Purchaser may exercise the Top-Up Option at any time after the Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is not exercisable for a number of Shares in excess of the number of authorized Shares available for issuance (giving effect to Shares reserved for issuance under Facet's equity plans as if such Shares were outstanding). The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting the Purchaser to effect a merger pursuant to applicable Delaware law at a time when the approval of the Merger at a meeting of the stockholders of Facet would otherwise be assured because of Abbott's and the Purchaser's collective ownership of a majority of the Shares following completion of the Offer. See Section 11(b)—"The Merger Agreement" and Section 11(i)—"Plans for Facet."

        Following the completion of the Offer and subject to certain conditions, the Purchaser will merge with and into Facet, with Facet continuing as the Surviving Corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by Facet, any wholly-owned subsidiary of Facet, Abbott or the Purchaser, and Shares held by dissenting stockholders who properly exercise appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $27.00 in cash, or any higher price paid per Share in the Offer, without interest and subject to any required withholding taxes (the "Merger Consideration"). Section 11(b) of this Offer to Purchase contains a more detailed description of the Merger Agreement. Section 5 of this Offer to Purchase describes the material United States federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

        Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares, unless the Merger is consummated as a short-form merger in accordance with Section 253(a) of the DGCL as described below. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived by us or Abbott and the Offer is completed, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved by the stockholders of Facet. See Section 11—"Purpose of the Offer; the Merger Agreement; the Confidentiality Agreement; the IL-12 Patent License Agreement; the Humanization Agreements; Statutory Requirements; Appraisal Rights; "Going Private" Transactions; Plans for Facet; Recent Developments Relating to Facet."

        Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, in the event that the Purchaser acquires at least 90% of the then-outstanding Shares pursuant to the Offer, the parties have agreed to use their reasonable best efforts to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as practicable after the conditions to the Merger are satisfied, without a meeting of the stockholders of Facet. See Section 11(b)—"The Merger Agreement."

        This Offer to Purchase and the related Letter of Transmittal contain important information that stockholders of Facet should read carefully before making any decision with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, on or prior to the Expiration Time. The "Expiration Time" is 12:00 midnight, New York City time, on Monday, April 19, 2010 (the end of the day Monday), unless the Purchaser determines or is required to extend the period of time for which the initial offering period of the Offer is open, in which case the Expiration Time will be the time and date at which the initial offering period of the Offer, as so extended, will expire.

        The Merger Agreement provides that, unless the Merger Agreement has been terminated in accordance with its terms, the Purchaser may, without the consent of Facet, extend the Offer for one or more consecutive periods of up to ten business days each, until and including July 31, 2010, if, at the then-scheduled Expiration Time, any of the conditions to the Offer set forth in Section 14—"Conditions of the Offer" of this Offer to Purchase have not been satisfied or waived by Abbott or the Purchaser.

        The Merger Agreement provides that, unless otherwise agreed in writing by Facet, the Purchaser will extend the Offer for consecutive periods of up to ten business days each, if, at the then-scheduled Expiration Time, any of the conditions to the Offer have not been satisfied or waived by Abbott or the Purchaser. However, the Merger Agreement provides that the Purchaser will not be required to extend the Offer (i) beyond July 31, 2010, or (ii) after Facet delivers, or is required to deliver, to Abbott a notice with respect to a competing takeover proposal that has been received by Facet, its subsidiaries, or a representative of Facet (as described under Section 11(b)—"The Merger Agreement—Fiduciary Right of Termination or Adverse Recommendation Change" of this Offer to Purchase) at least ten business days prior to the then-scheduled Expiration Time, except to the extent that prior to such Expiration Time:

  •
  the competing takeover proposal giving rise to such notice has been withdrawn or the Facet Board has rejected the competing takeover proposal;

  •
  the Facet Board has reconfirmed the Facet Board Recommendation; and

  •
  the withdrawal or rejection of such competing takeover proposal and the reconfirmation of the Facet Board Recommendation have been publicly announced by Facet.

        The Merger Agreement provides that the Purchaser will also extend the Expiration Time for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission (the "SEC") or its staff or the NASDAQ Global Market (the "NASDAQ").

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. Consummation of the Offer is also conditioned upon any applicable waiting period under the HSR Act having expired or been terminated, and the satisfaction or waiver of other conditions set forth in Section 14—"Conditions of the Offer" of this Offer to Purchase.

        In the event that the Purchaser waives any condition set forth in Section 14—"Conditions of the Offer" of this Offer to Purchase, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to stockholders of Facet, require that the Offer remain open for an additional period of time and that Abbott and the Purchaser disseminate information concerning such waiver. The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        Following the Purchaser's acceptance and payment for Shares tendered in the Offer, the Purchaser may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is provided, will allow stockholders of Facet to tender Shares after the Expiration Time and receive the same consideration that was paid in the Offer. In a subsequent offering period, Shares may be tendered in the Offer (except that Shares tendered may not be withdrawn) and the Purchaser will immediately accept and promptly pay for Shares as they are tendered. In the event that the Purchaser elects to provide a subsequent offering period, it will provide an announcement to that effect along with the results of the Offer to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. The Expiration Time for the Offer is currently scheduled for 12:00 midnight, New York City time, on Monday, April 19, 2010 (the end of the day on Monday).

        The Purchaser reserves the right, in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to increase the Offer Price, waive any condition to the Offer or make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by Facet in writing, the Purchaser is not permitted to:

  •
  waive or amend the Minimum Condition;

  •
  change the form of consideration to be paid pursuant to the Offer;

  •
  decrease the Offer Price or the number of Shares sought in the Offer;

  •
  impose conditions to the Offer in addition to those set forth in Section 14—"Conditions of the Offer" of this Offer to Purchase;

  •
  otherwise amend or modify the Offer in any manner adverse to the holders of Shares; or

  •
  extend the Offer except as permitted by the Merger Agreement.

        If, prior to the Expiration Time, the Purchaser increases the Offer Price offered to stockholders of Facet in the Offer, the Purchaser will pay the increased price to all stockholders of Facet from whom the Purchaser purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, the Purchaser has no intention to increase the Offer Price.

        The rights the Purchaser reserves in the preceding paragraph are in addition to its rights pursuant to Section 14—"Conditions of the Offer" of this Offer to Purchase. Any extension, waiver or amendment of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        If the Purchaser makes a material change in the terms of the Offer, or if the Purchaser waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Time, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to stockholders of Facet, the Purchaser will extend the Offer at least until the expiration of that ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Facet has provided Abbott and the Purchaser with its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders of Facet. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Purchaser extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable rules and regulations of the SEC, promptly after the Expiration Time, the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4—"Withdrawal Rights" of this Offer to Purchase) prior to the Expiration Time. If the Purchaser includes a subsequent offering period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period. For information with respect to approvals that Abbott and the Purchaser are or may be required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15—"Legal Matters; Required Regulatory Approvals."

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders of Facet for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders of Facet whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4—"Withdrawal Rights" of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Under no circumstances will the Purchaser pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        In all cases, the Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) certificates representing tendered Shares ("Certificates") or timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase; (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

        The term "Agent's Message" means a message transmitted by the DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

        If the Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Certificates representing more Shares than are tendered, the Purchaser will return Certificates representing unpurchased or untendered Shares (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the DTC pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, Shares will be credited to an account maintained within the DTC), without expense to you, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time, and either (a) you must deliver Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Time, or (b) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through the DTC, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Certificates, the Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Time.

        Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to the Shares at the DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the DTC may make book-entry delivery of Shares by causing the DTC to transfer the Shares into the Depositary's account at the DTC in accordance with the DTC's procedures. Although Shares may be delivered through book-entry transfer into the Depositary's account at the DTC, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase at or before the Expiration Time, or you must comply with the guaranteed delivery procedures set forth below. Delivery of documents to the DTC in accordance with the DTC's procedures does not constitute delivery to the Depositary.

        For Shares to be validly tendered during a subsequent offering period, if any, you must comply with the foregoing procedures, except that required documents and Certificates must be received during the subsequent offering period.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that you have full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the Purchaser and you upon the terms and subject to the conditions of the Offer.

        Signature Guarantees.    A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution" and collectively, "Eligible Institutions") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

        If Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Certificates, with the signatures on such Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) must accompany each delivery of Certificates.

        Guaranteed Delivery.    If you want to tender Shares in the Offer and your Certificates are not immediately available or time will not permit all required documents to reach the Depositary at or before the Expiration Time or the procedures for book-entry transfer cannot be completed at or before the Expiration Time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

  •
  your tender is made by or through an Eligible Institution;

  •
  the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery at or before the Expiration Time, substantially in the form made available by the Purchaser; and

  •
  the Depositary receives Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision of the Offer, the Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) Certificates representing such Shares, or Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the DTC, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders of Facet at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary's account at the DTC.

        Backup United States Federal Income Tax Withholding.    Under United States federal income tax law, the Depositary may be required to withhold and remit to the U.S. Internal Revenue Service (the "IRS") 28% of the amount of any payments made pursuant to the Offer or the Merger. To avoid backup withholding, unless an exemption applies and is adequately established, a stockholder of Facet that is a U.S. person (as defined for United States federal income tax purposes) must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify under penalties of perjury that the TIN is correct and that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder of Facet does not provide (i) its correct TIN and fails to provide the certifications described above or (ii) an otherwise adequate basis of exemption, the IRS may impose a penalty on such stockholder and any payment made to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders of Facet surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders of Facet (including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding at a rate of 28%. Stockholders of Facet that are foreign persons should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal. To avoid possible erroneous backup withholding, exempt U.S. stockholders of Facet, while not required to file the Substitute Form W-9, should complete and return the Substitute Form W-9 (checking the "Exempt from backup withholding" box on its face).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder of Facet may be refunded or credited against such stockholder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

        Appointment as Proxy.    By executing the Letter of Transmittal, you irrevocably appoint the Purchaser's designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that the Purchaser accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when the Purchaser accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). The Purchaser's designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of stockholders of Facet, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of stockholders of Facet or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of stockholders of Facet.

        Determination of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion. The Purchaser reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by the Purchaser not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires Facet's prior written consent) or any defect or irregularity in any tender of Shares of any particular stockholder of Facet, whether or not similar defects or irregularities are waived in the case of other stockholders of Facet. All questions as to the interpretation of the terms and conditions of the Offer will be determined by the Purchaser, in its sole discretion. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by the Purchaser. None of Abbott, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.     Withdrawal Rights

        You may withdraw Shares that you have previously tendered in the Offer at any time prior to the Expiration Time (including any extension of such time). Thereafter, tenders of Shares are irrevocable. If not accepted for payment as provided in this Offer to Purchase prior to May 21, 2010, you may also withdraw such Shares at any time after May 21, 2010. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment prior to the commencement of such subsequent offering period.

        If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to the Purchaser's rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on the Purchaser's behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4—"Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by applicable law and the rules and regulations of the SEC.

        In order for your withdrawal of Shares to be effective, you must timely deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Certificates have been tendered) the name of the registered holder of Shares as shown on the Certificate, if different from your name. If Certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Certificates, you must submit to the Depositary the serial numbers shown on the particular Certificates evidencing Shares to be withdrawn and an Eligible Institution must guarantee the signatures on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion. None of Abbott, the Purchaser nor any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not to have been validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Time by following any of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

5.     Material United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to stockholders of Facet whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Facet. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of Facet in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the tax consequences of the Offer and the Merger. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, partnerships, S-corporations, and other pass-through entities and broker-dealers) who may be subject to special rules under the Code. This discussion does not discuss the United States federal income tax consequences to any stockholder of Facet who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, or a U.S. holder having a functional currency other than the U.S. dollar, nor does it consider the effect of any federal estate or gift tax contingencies or foreign, state or local tax laws. This discussion also does not address tax considerations that may be relevant to stockholders of Facet in light of their particular circumstances, such as holding Shares as part of a straddle, hedge, conversion, or constructive sale transaction, an integrated investment or other risk-reduction transaction. This discussion does not address the United States federal income tax consequences to a stockholder who receives merger consideration as the result of the vesting and/or the deemed exercise of stock options or warrants or as the result of the vesting of restricted stock. If a partnership holds the Shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

        If any of these circumstances that are not addressed apply to you, you should consult your own tax advisor.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate stockholder upon a disposition of a Share generally will be eligible for reduced United States federal income tax rates. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

        In general, Facet stockholders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

        A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding at a rate of 28%, unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer, the subsequent offering period (if one is provided) and the Merger, including United States federal, state, local and foreign tax consequences.

6.     Price Range of the Shares; Dividends

        The Shares started trading on the Nasdaq Global Select Market under the symbol "FACT" on December 18, 2008, upon the spin-off of Facet from PDL BioPharma, Inc. ("PDL"). The following table sets forth, for the periods indicated, the high and low sale prices per Share on the NASDAQ as reported by published financial sources:

	High	Low
Fiscal 2008
Fourth Quarter (beginning December 18, 2008)	$18.06	$9.06
Fiscal 2009
First Quarter	$10.34	$5.86
Second Quarter	11.15	7.99
Third Quarter	17.30	7.38
Fourth Quarter	18.35	15.24
Fiscal 2010
First Quarter (through March 22, 2010)	$27.05	$14.90

        Facet has never declared or paid any dividends on the Shares. Under the terms of the Merger Agreement, Facet is not permitted to declare or pay dividends with respect to the Shares.

        On March 9, 2010, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NASDAQ for the Shares was $16.21 per Share. On March 22, 2010, the last full day of trading prior to the commencement of the Offer, the reported closing price on the NASDAQ for the Shares was $26.98 per Share.

Stockholders of Facet are urged to obtain current market quotations for the Shares.

7.     Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Market Listing; Exchange Act Registration; Margin Regulations

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither Abbott nor the Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NASDAQ Global Select Market Listing and Controlled Company Status.    Depending on the number of Shares purchased pursuant to the Offer, the Shares may cease to meet the published guidelines for continued listing on the NASDAQ Global Select Market. The rules of the Nasdaq Global Select Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from the Nasdaq Global Select Market. Among such criteria, listed companies are required to maintain a minimum of either:

            (i)  two market makers, 400 total stockholders, 1.1 million shares publicly held, a market value of publicly held shares of $15 million, and a market value of listed securities of $50 million; or

           (ii)  four market makers, 400 total stockholders, 750,000 shares publicly held, a market value of publicly held shares of $5 million, and $10 million in stockholders' equity.

        If, as a result of the purchase of Shares in the Offer, the Shares no longer meet these standards, the quotations for the Shares on NASDAQ Global Select Market could be discontinued and the market for Shares will be adversely affected. In the event the Shares cease to be listed on the NASDAQ Global Select Market, it is possible that the Shares would trade on another market or securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as described above. Abbott intends to cause all Shares to be delisted from the NASDAQ Global Select Market promptly upon completion of the Merger.

        After completion of the Offer, Facet will be eligible to elect "controlled company" status pursuant to Rule 5615(c)(2) of the NASDAQ Marketplace Rules, which means that Facet would be exempt from the requirement that the Facet Board be composed of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Governance Committee of the Facet Board. The controlled company exemption does not modify the independence requirements for the Audit Committee of Facet's Board. Facet has agreed to elect "controlled company" status following completion of the Offer.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Facet to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. According to Facet's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, there were approximately 156 holders of record of Shares as of February 15, 2010. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Facet is required to furnish to the stockholders of Facet and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report, no longer applicable to Facet. If the Shares cease to be registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to Facet. In addition, the ability of "affiliates" of Facet and persons holding "restricted securities" of Facet to dispose of the securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would cease to be "margin securities" or eligible for listing on NASDAQ. Abbott and the Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it is the Purchaser's intention to cause Facet to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NASDAQ (unless delisted as set forth above in "—NASDAQ Global Select Market Listing and Controlled Company Status") will be terminated following the completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.     Certain Information Concerning Facet

        General.    Except as otherwise set forth herein, the information concerning Facet and PDL contained in this Offer to Purchase has been furnished by Facet or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of Abbott, the Purchaser, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy of the information concerning Facet contained in such documents and records or for any failure by Facet to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Abbott, the Purchaser, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary. The following description of Facet and its business has been taken from Facet's Annual Report on Form 10-K for the annual period ended December 31, 2009, and is qualified in its entirety by reference thereto.

        Facet is a Delaware corporation with its principal executive offices located at 1500 Seaport Boulevard, Redwood City, California 94063. Facet's telephone number is (650) 454-1000.

        Facet is a biotechnology company dedicated to advancing its pipeline of several clinical-stage products and expanding and deriving value from its proprietary next-generation protein engineering platform technologies to improve the clinical performance of protein therapeutics.

        At the beginning of 2008, PDL operated three businesses: (1) a biotechnology business, (2) an antibody humanization patents licensing and royalty business, and (3) the development, sale and marketing of non-antibody commercial products. During 2008, PDL sold its business relating to the development, sale and marketing of non-antibody commercial products. Also during 2008, PDL decided to spin off its biotechnology business (the "Spin-off"). In July 2008, in preparation for the Spin-off, PDL organized Facet as a Delaware corporation and a wholly owned subsidiary of PDL. In connection with the Spin-off, PDL contributed to Facet its biotechnology business pursuant to the terms and conditions of a Separation and Distribution Agreement between Facet and PDL. On December 18, 2008, PDL consummated the Spin-off by distributing all of PDL's then-outstanding shares of common stock of Facet to PDL's stockholders.

        Facet currently has several investigational compounds in various stages of development for the treatment of cancer and immunologic diseases, four of which Facet is developing with its collaboration partners; two with Biogen Idec Inc., one with Bristol-Myers Squibb Company, and one with Trubion Pharmaceuticals, Inc. The table below lists the compounds for which Facet is pursuing development activities either on its own or in collaboration with other companies. None of Facet's product candidates have been approved by the United States Food and Drug Administration ("FDA") or commercialized in the indication in which its trials are focused. Not all clinical trials for each product candidate are listed below.

Product Candidate	Indication	Program Status	Collaborator
Daclizumab	Multiple sclerosis	Phase 2b	Biogen Idec
Volociximab	Non-small cell lung cancer	Phase 1	Biogen Idec
Elotuzumab	Multiple myeloma	Phase 1/2	Bristol-Myers Squibb
TRU-016	Chronic lymphocytic leukemia	Phase 1	Trubion Pharmaceuticals
PDL192	Solid tumors	Phase 1	N/A
PDL241	Immunologic diseases	Preclinical	N/A
Other candidates	Oncology	Under evaluation	N/A

        Facet has also developed proprietary protein engineering platform technologies that can improve key characteristics of protein therapeutics. These technologies offer the ability to rapidly and comprehensively map the entire protein to determine the tolerability to mutation of each amino acid in order to identify large numbers of novel, higher affinity point mutations, reduce immunogenicity, improve half-life and engineer cross-reactivity.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Facet is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy such reports, proxy statements or other information at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Facet's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

9.     Certain Information Concerning Abbott and the Purchaser

        Abbott is an Illinois corporation with its principal executive offices located at 100 Abbott Park Road, Abbott Park, Illinois 60064. Abbott's telephone number is (847) 937-6100. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products.

        The Purchaser's principal executive offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064. The Purchaser is a newly formed Delaware corporation and a wholly-owned subsidiary of Abbott. The Purchaser was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with the Offer and the Merger.

        The name, business address, business phone number, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Abbott and the Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

        Except as described in this Offer to Purchase, as of the date of this Offer to Purchase: (a) none of Abbott, the Purchaser or, to the knowledge of Abbott and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Abbott, the Purchaser or, to the knowledge of Abbott and the Purchaser, any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Facet, (b) none of Abbott, the Purchaser or, to the knowledge of Abbott and the Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Facet during the past 60 days, (c) none of Abbott, the Purchaser or, to the knowledge of Abbott and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Facet (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) since March 23, 2008, there have been no transactions that would require reporting under the rules and regulations of the SEC between Abbott, the Purchaser or any of their respective subsidiaries or, to the knowledge of Abbott and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Facet or any of its executive officers, directors or affiliates, on the other hand, and (e) since March 23, 2008, there have been no contacts, negotiations or transactions between Abbott, the Purchaser or any of their respective subsidiaries or, to the knowledge of Abbott and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Facet or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Abbott or the Purchaser, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Abbott or the Purchaser, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Abbott and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. In addition, Abbott is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy the Schedule TO and the exhibits thereto, and such reports, proxy statements or other information at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Abbott's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

10.   Background of the Offer; Past Contacts or Negotiations with Facet

        The following information was prepared by Abbott and Facet. Information about Facet and PDL was provided by Facet, and we do not take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Abbott or its representatives did not participate.

        Abbott's broad and diversified business includes the discovery, development, manufacture and sale of products that are complementary to the therapeutic areas on which Facet focuses its business. In December 2003, Abbott and PDL entered into a patent license agreement that provided Abbott rights to intellectual property related to fully human antibodies capable of binding interleukin-12 (IL-12) or its receptor. Subsequent to this agreement, Abbott and PDL entered into a number of other commercial agreements, including a master patent agreement in June 2004, under which Abbott licensed patent rights related to humanized antibodies and antibody humanization technology from PDL, and five humanization agreements entered into between 2005 and 2008, relating to the production by PDL of humanized antibodies. As a result of these agreements, Abbott had become generally familiar with PDL's biotechnology business.

        In December 2008, PDL contributed its biotechnology operations, including its agreements with Abbott, and $405 million in cash to Facet and distributed all of Facet's outstanding shares to PDL's stockholders of record. On December 18, 2008, Facet became an independent, publicly traded company.

        Facet and Biogen Idec Inc. ("Biogen Idec") are parties to a collaboration agreement providing for, among other things, the joint development, manufacture and commercialization of daclizumab in multiple sclerosis and indications other than transplant and respiratory diseases.

        On September 4, 2009, Biogen Idec delivered a letter to the Facet Board, which Biogen Idec also made public, proposing to acquire all of the Shares at a purchase price of $14.50 per Share. On September 8, 2009, the Facet Board announced that it had determined that the Biogen Idec proposal was inadequate and not in the best interests of the stockholders, and that the Facet Board had adopted the Rights Agreement, dated September 7, 2009, by and between Facet and Mellon Investor Services, LLC. On September 21, 2009, Biogen Idec commenced a tender offer to acquire all of the Shares at $14.50 per Share in cash, and on September 30, 3009, the Facet Board recommended that Facet's stockholders not tender their Shares to Biogen Idec. On December 3, 2009, Biogen Idec increased its tender offer price to $17.50 per Share in cash, stating that the revised price was its best-and-final offer and that Biogen Idec would allow the tender offer to expire on December 16, 2009 unless Facet's stockholders tendered a majority of the outstanding Shares prior to expiration. On December 10, 2009, the Facet Board recommended that Facet's stockholders not tender their Shares to Biogen Idec in connection with the revised offer. In connection with its December 10, 2009 recommendation, the Facet Board stated that Facet was willing to enter in a confidentiality agreement to permit Biogen Idec to engage in due diligence to determine whether Biogen Idec would materially increase its offer. At midnight on December 16, 2009, the Biogen Idec offer expired after less than a majority of Facet's stockholders tendered their Shares.

        Abbott was aware of the unsolicited conditional tender offer by Biogen Idec to acquire all of Facet's shares during the second half of 2009, and of the public statements made by the Facet Board both during and after the termination of the Biogen Idec offer that the Facet Board was open to appropriate opportunities that would provide full and fair value for Facet's stockholders, and that the Facet Board had authorized Centerview Partners LLC ("Centerview"), its financial advisor, to solicit third parties that may have an interest in a transaction that the Facet Board would find to be in the best interests of Facet's stockholders.

        On December 18, 2009, Centerview contacted Sean E. Murphy, Abbott's Vice President, Licensing and New Business Development, to determine if Abbott was interested in engaging in discussions with Facet regarding a potential strategic transaction.

        On December 21, 2009, Gayle A. Kirkpatrick, Abbott's Divisional Vice President, Global Business Development & Licensing, contacted Centerview to express Abbott's interest in engaging in discussions with Facet regarding a potential acquisition at a conference both parties were scheduled to attend in San Francisco in January, and to request a confidentiality agreement.

        Between December 22, 2009 and December 30, 2009, representatives of Abbott and Centerview corresponded regarding arrangements for the meeting to be held on January 12, 2010. In addition, representatives of Abbott and Facet proceeded to negotiate a confidentiality agreement (the "Confidentiality Agreement") to facilitate further discussions and the exchange of confidential information in connection with Abbott's due diligence investigation, which the parties entered into on January 12, 2010. The Confidentiality Agreement also contained a standstill covenant pursuant to which Abbott agreed, subject to certain conditions, not to attempt to acquire or otherwise seek control of Facet prior to January 1, 2012 on an unsolicited basis.

        On January 12, 2010, Faheem Hasnain, Facet's Chief Executive Officer, Andrew Guggenhime, Facet's Senior Vice President and Chief Financial Officer, Ted Llana, Facet's Senior Vice President, Commercial and Corporate Development, Mark Rolfe, Facet's Senior Vice President and Chief Scientific Officer, and representatives of Centerview, gave a presentation in San Francisco regarding Facet's business and prospects, including an overview of Facet's business, various product collaboration agreements, finances and future plans, to members of Abbott management, including Mary T. Szela, Abbott's Senior Vice President, Global Strategic Marketing and Services, Pharmaceutical Products Group, William J. Chase, Abbott's Vice President, Licensing and Acquisitions, and John G. Poulos, Abbott's Group Vice President, Global Pharmaceutical Licensing and New Business Development. Representatives of Centerview also attended the presentation.

        On January 15, 2010, Abbott requested access to Facet's secure online electronic data room, and to discuss scheduling further due diligence meetings with Facet's management team.

        On January 18, 2010, Abbott and its advisors were given access to Facet's electronic data room. During the period from January 18, 2010 through February 24, 2010, representatives of Abbott reviewed the materials contained in Facet's electronic data room and engaged in business and legal due diligence discussions by telephone with various representatives of Facet, and sent a number of requests for additional due diligence information to representatives of Facet, to which Facet responded.

        Between January 19, 2010 and February 2, 2010, numerous due diligence conference calls were held between Abbott's representatives and Facet's representatives to discuss, among other things, Facet's clinical development programs, protein engineering technologies, commercial contracts and intellectual property and regulatory matters relevant to certain of Facet's products. On February 2, 2010, representatives of Abbott visited Facet's facility in Redwood City, California, to conduct due diligence with respect to Facet's business.

        On February 12, 2010, Ms. Szela and Mr. Chase called Mr. Hasnain and stated that Abbott's senior management would meet to discuss the potential acquisition of Facet on February 15, 2010, and that they expected that after that meeting Abbott would be prepared to discuss the price at which Abbott would potentially be willing to acquire Facet.

        On February 15, 2010, Miles D. White, Abbott's Chairman of the Board and Chief Executive Officer, Thomas C. Freyman, Abbott's Executive Vice President, Finance & Chief Financial Officer, Olivier Bohuon, Abbott's Executive Vice President, Pharmaceutical Products Group, Laura J. Schumacher, Abbott's Executive Vice President, General Counsel and Secretary, John M. Leonard, Abbott's Senior Vice President, Pharmaceuticals, Research and Development, Ms. Szela, and Mr. Chase

met and reviewed information about Facet and discussed terms of a potential acquisition of Facet, including a preliminary valuation of $25.00 per Share.

        On February 17, 2010, Mr. Chase and Mr. Poulos called Centerview and stated that Abbott's preliminary valuation for Facet was $25.00 per Share in cash, subject to addressing additional business diligence matters through further meetings with Facet's management and approval of Abbott's board of directors, and that such offer would not be subject to a financing condition.

        On February 18, 2010, Ms. Szela and Mr. Chase called Mr. Hasnain to follow up on the conversation with Centerview, and to discuss generally the diligence items that Abbott would need to review in greater detail in meetings with Facet's management. In that conversation, Mr. Hasnain indicated his expectation that Abbott should increase its proposed offer price after its additional due diligence questions were discussed with Facet's management. During this call, the parties scheduled additional due diligence meetings for February 24 and 25 at Facet's offices in Redwood City, California. Later on February 18, 2010, Abbott retained Jones Day as its outside legal counsel to represent it in connection with a potential acquisition of Facet.

        On February 19, 2010, Abbott's board of directors held a regularly scheduled meeting. At the meeting, the board was informed as part of a general update that Abbott was considering a potential acquisition of Facet.

        Between February 22 and February 24, 2010, Jones Day sent a number of requests for additional due diligence information to representatives of Facet, to which Facet responded.

        On February 24 and February 25, 2010, the additional legal and business due diligence meetings were held at Facet's offices in Redwood City. A meeting concerning legal due diligence was held on February 24, 2010 among Francis Sarena, Facet's Vice President, General Counsel and Secretary, a representative of Simpson Thacher, representatives of Abbott and a representative Jones Day. On February 25, 2010, Messrs. Hasnain, Guggenhime, Llana and Sarena and other members of Facet's management and representatives of Centerview met with Ms. Szela, Mr. Chase and other representatives of Abbott in a series of meetings regarding Abbott's outstanding business due diligence concerns. Following these meetings, Abbott's representatives continued their legal and business due diligence review of Facet throughout the next week

        On March 1, 2010, Mr. Chase called Mr. Hasnain and Centerview to discuss the terms of the proposed transaction. Mr. Chase indicated that while Abbott had further due diligence to complete, Facet had satisfactorily addressed Abbott's primary business diligence questions, and Abbott was prepared to increase its proposed offer price to up to $27.00 per Share, subject to satisfactory completion of due diligence, negotiation of a satisfactory aquisition agreement, approval of the transaction by Abbott's board of directors, and a 14-day exclusivity period, during which Abbott would complete its due diligence and negotiate the terms of definitive transaction documents. Mr. Hasnain inquired whether up to $27.00 per Share was the best price that Abbott would be prepared to offer, and Mr. Chase indicated that it was. Mr. Hasnain also inquired whether Abbott would consider a price structure that included a contingent value right that would enable Facet's stockholders to share in the future appreciation in value of daclizumab and Facet's other development products. Mr. Chase indicated that Abbott was not willing to include a contingent value right.

        On March 2, 2010, Mr. Chase and Mr. Hasnain spoke again by telephone to discuss various matters relating to the proposed transaction. Mr. Hasnain indicated that the Facet Board was not willing to grant an exclusivity period to Abbott. Mr. Chase also requested additional information with respect to various matters required for Abbott to complete its due diligence review. Later that day, Mr. Chase and Mr. Hasnain spoke again by telephone to discuss the process of negotiating definitive transaction documents and the coordination of Abbott's and Facet's communications planning. Later on March 2, 2010, representatives of Simpson Thacher provided an initial draft of a merger agreement to

Abbott and Jones Day contemplating a transaction structured as a tender offer followed by a merger. The draft merger agreement proposed a termination fee of 2% of the transaction value, payable only under circumstances in which Facet terminated the merger agreement to accept a superior proposal or in which the merger agreement was terminated under limited circumstances after a competing takeover proposal had been made to Facet.

        On March 5, 2010, representatives of Abbott and Facet and their respective legal counsel met at the offices of Jones Day in Chicago to negotiate the terms of the merger agreement. Representatives of Abbott and Jones Day provided a detailed list of changes that Abbott would require to the draft merger agreement, including increasing the termination fee to 5% of the transaction value, significantly expanding the circumstances under which a termination fee would be paid to Abbott and modifying terms to provide greater transaction certainty to Abbott. Abbott also indicated during these discussions that it would require that Facet reimburse its expenses if the merger agreement was terminated under specified circumstances.

        On the morning of March 6, 2010, Jones Day delivered a revised draft of the merger agreement to Facet and Simpson Thacher reflecting resolution of several negotiated issues and Abbott's position with respect to issues that had not then been agreed by the parties. Mr. Hasnain then called Mr. Chase and expressed his concern at the number of issues in the draft merger agreement that remained to be resolved. Mr. Chase responded that he was confident that a satisfactory acquisition agreement could be negotiated, but that Abbott would not agree to a 2% termination fee. Representatives of Abbott and Facet and their respective legal counsel continued to meet throughout the day at the offices of Jones Day in Chicago to negotiate the terms of the merger agreement.

        On the morning of March 7, 2010, Simpson Thacher delivered a revised draft of the merger agreement to Jones Day. Between the evenings of March 7, 2010 and March 8, 2010, Facet, Simpson Thacher, Abbott and Jones Day continued to negotiate the terms of the merger agreement. During this period, Mr. Chase and Mr. Hasnain also spoke by telephone a number of times to discuss various transaction terms.

        On the morning of March 8, 2010, Jones Day delivered a revised draft of the merger agreement to Facet and Simpson Thacher. This draft continued to reflect Abbott's request for a termination fee of 5% of the transaction value, expense reimbursement in favor of Abbott if the merger agreement was terminated under specified circumstances and provisions providing Abbott with greater transaction certainty. Facet continued to seek terms that would also provide Facet with greater transaction certainty. During the afternoon of March 8, 2010, representatives from Abbott, Jones Day, Facet and Simpson Thacher continued negotiating the terms of the merger agreement. During the course of those discussions, Abbott and the Company agreed that in exchange for providing Abbott with some of the terms it was seeking in order to provide it with greater transaction certainty, Abbott would no longer insist on a 5% termination fee and instead would agree to a termination fee of $25,250,000, or approximately 3.5% of the total transaction value, under the circumstances specified in the Merger Agreement.

        In the afternoon of March 8, 2010, the Executive Committee of Abbott's board of directors convened a meeting to discuss and evaluate the transaction. Ms. Schumacher described the potential acquisition to the Executive Committee, including Facet's compounds in development and the therapeutic areas targeted by such compounds, and the material terms of the transaction. At the conclusion of the meeting, the Executive Committee unanimously approved the merger agreement, the Offer and the Merger and authorized management to offer $27.00 per Share and execute and deliver the merger agreement.

        In the late afternoon of March 8, 2010, Mr. Chase called Mr. Hasnain to discuss issues relating to the merger agreement, and indicated that Abbott's proposed offer price was $27.00 per Share.

        On March 9, 2010, following meetings between representatives of Abbott and Facet and their respective legal counsel, Jones Day distributed the draft merger agreement in the form that was to be presented to Facet's board of directors for its review, and Simpson Thacher distributed the final version of the disclosure schedules referenced in the merger agreement.

        On March 9, 2010, following the unanimous approval of the Merger Agreement, the Offer and the Merger by Facet's board of directors, Abbott, Facet and the Purchaser executed and delivered the Merger Agreement. Following the closing of the stock market on March 9, 2010, Abbott and Facet issued a joint press release announcing the transaction.

11.   Purpose of the Offer; the Merger Agreement; the Confidentiality Agreement; the IL-12 Patent License Agreement; the Humanization Agreements; Statutory Requirements; Appraisal Rights; "Going Private" Transactions; Plans for Facet; Recent Developments Relating to Facet

        (a)    Purpose of the Offer.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Facet. The Offer, as the first step in the acquisition of Facet, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Facet not purchased pursuant to the Offer or otherwise.

        (b)    The Merger Agreement.

        The following summary description of the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which the Purchaser has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in Section 9—"Certain Information Concerning Abbott and the Purchaser" of this Offer to Purchase. Stockholders of Facet and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below.

        The Offer.    The Merger Agreement required the Purchaser to commence the Offer contemplated by this Offer to Purchase no later than March 23, 2010, so long as Facet is prepared to file its Schedule 14D-9 as of such date. The Merger Agreement provides that, subject to the satisfaction or waiver of the Minimum Condition and the other conditions that are described in Section 14—"Conditions of the Offer" of this Offer to Purchase, the Purchaser will purchase all Shares tendered and not withdrawn in the Offer as promptly as practicable after the Purchaser is legally entitled to do so.

        Without Facet's prior written consent, the Purchaser is not permitted to:

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  waive or amend the Minimum Condition;

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  change the form of consideration to be paid in the Offer;

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  decrease the Offer Price or the number of Shares sought in the Offer;

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  impose conditions to the Offer in addition to the specified conditions to the Offer (which are set forth in Section 14—"Conditions of the Offer" of this Offer to Purchase);

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  otherwise amend or modify the Offer in any manner adverse to the holders of Shares; or

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  extend the Offer, except as permitted by the Merger Agreement as described in this Offer to Purchase.

        Unless the Merger Agreement has been terminated in accordance with its terms, the Purchaser may, without the consent of Facet, extend the Offer for one or more consecutive periods of up to ten business days each, until and including July 31, 2010, if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 14—"Conditions of the Offer" of this Offer to Purchase have not been satisfied or waived by Abbott or the Purchaser.

        Unless otherwise agreed in writing by Facet, pursuant to the Merger Agreement, the Purchaser is required to extend the Offer for consecutive periods of up to ten business days each, if, at the then-scheduled Expiration Time, any of the conditions to the Offer have not been satisfied or waived by Abbott or the Purchaser. However, the Purchaser will not be required to extend the Offer (1) beyond July 31, 2010, or (2) after Facet delivers, or is required to deliver, to Abbott a notice with respect to a competing Takeover Proposal (as defined below) that has been received by Facet, its subsidiaries, or a representative of Facet (as described below under—"Fiduciary Right of Termination or Adverse Recommendation Change") at least ten business days prior to the then-scheduled Expiration Time, except to the extent that prior to such Expiration Time:

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  the competing Takeover Proposal giving rise to such notice has been withdrawn or the Facet Board has rejected the competing Takeover Proposal;

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  the Facet Board has reconfirmed the Facet Board Recommendation; and

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  the withdrawal or rejection of such competing Takeover Proposal and the reconfirmation of the Facet Board Recommendation have been publicly announced by Facet.

        The Merger Agreement provides that the Purchaser will also extend the Expiration Time for any period or periods required by applicable law or applicable rules of the SEC or its staff or the NASDAQ.

        The Merger Agreement provides that, following the Expiration Date, the Purchaser may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Exchange Act. The Purchaser will, and Abbott will cause the Purchaser to, accept for payment, and pay for all Shares validly tendered during any subsequent offering period.

        Top-Up Option.    Facet has granted the Purchaser an option (the "Top-Up Option"), exercisable in whole but not in part on one or more occasions, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned directly or indirectly by Abbott, at the time of such exercise, will constitute one Share more than 90% of the Shares (determined on a fully diluted basis) outstanding immediately after the issuance of Shares pursuant to the exercise of the Top-Up Option. The Purchaser may exercise the Top-Up Option at any time after the Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is not exercisable for a number of Shares in excess of the number of authorized Shares available for issuance (giving effect to Shares reserved for issuance under Facet's equity plans as if such Shares were outstanding).

        The aggregate purchase price for the Shares purchased upon exercise of the Top-Up Option may be paid by the Purchaser or Abbott in whole or in part in cash and by executing and delivering to Facet an unsecured promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares, except the Purchaser is required to pay an amount equal to at least the par value of the Top-Up Option Shares in cash. Any such promissory note will bear interest at the applicable federal rate as determined for U.S. income tax purposes, and will mature on the first anniversary of the date of execution and delivery of such promissory note.

        Facet Board Recommendation and Facet Actions.    Pursuant to the Merger Agreement, Facet represented that at a duly called and held meeting of the Facet Board, the Facet Board unanimously (i) determined that the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of Facet and the stockholders of Facet, (ii) approved and declared advisable the Merger Agreement, the Offer and the Merger and (iii) recommended that the stockholders of Facet accept the Offer and tender their Shares to the Purchaser pursuant to the Offer and, to the extent required by applicable law, adopt the Merger Agreement.

        In addition, pursuant to the Merger Agreement, the Facet Board has agreed to direct that the adoption of the Merger Agreement be submitted, as promptly as practicable upon consummation of the Offer, to the Purchaser (in its capacity as a stockholder of Facet) and any other stockholders of Facet requested by Abbott, if required to consummate the Merger under the DGCL.

        The Merger Agreement provides that, on the date the Schedule TO is filed with the SEC, or as promptly as practicable thereafter, Facet will file with the SEC and disseminate to stockholders of Facet a Solicitation/Recommendation Statement on Schedule 14D-9, which will include, in its entirety, the opinion of Centerview Partners LLC to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be paid to the holders of Shares in the Offer or the Merger, as applicable, is fair from a financial point of view to the holders of Shares (other than Parent and its Affiliates) (the "Fairness Opinion") together with a summary thereof.

        Directors.    The Merger Agreement provides that, promptly upon the acceptance for payment by Purchaser of any Shares pursuant to the Offer (the "Share Acceptance Time"), and at all times thereafter and subject to certain requirements discussed below and set forth in the Merger Agreement, Abbott will be entitled to elect or designate such number of directors, rounded up to the nearest whole number, on the Facet Board as is equal to:

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  the total number of directors on the Facet Board (after giving effect to the election or appointment additional directors by Abbott), multiplied by

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  the percentage that the number of Shares beneficially owned by Abbott and/or the Purchaser bears to the total number of Shares outstanding.

        If Abbott designates any such director designees, Facet will promptly take all actions necessary to cause Abbott's designees to be elected or appointed to the Facet Board, including increasing the size of the Facet Board, increasing the number of directors, and/or seeking and accepting resignations of incumbent directors. After the Share Acceptance Time, Facet will also use its best efforts to cause individuals designated by Abbott to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Facet Board and (ii) each board of directors (or similar body) of each of Facet's subsidiaries (and each committee (or similar body) thereof, if any) that represents the same percentage as such individuals represent on the Facet Board.

        In the event that Abbott's designees are elected or designated to the Facet Board, then, until the time the Merger becomes effective (as described under "—The Merger"), Facet will cause the Facet Board to maintain at least three directors who were members of the Facet Board on the date of the Merger Agreement, who are not officers of Facet and who are independent directors for purposes of the continued listing requirements of the NASDAQ (the "Continuing Directors"). Following the election or appointment of Abbott's designees and until the Effective Time (as defined under "—The Merger"), the approval of a majority of the Continuing Directors will be required to:

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  amend or terminate the Merger Agreement by or with Facet's consent;

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  extend the time for the Purchaser's or Abbott's performance under the Merger Agreement;

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  waive or exercise of any of Facet's rights or remedies under the Merger Agreement; and

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  take any action by Facet or its subsidiaries that would prevent or would materially delay consummation of the Merger in accordance with the Merger Agreement.

        If a majority of the Continuing Directors authorize any of the first three matters above, then no other action on the part of Facet, Facet's Board, or any other Facet board members is required to authorize such matter.

        The Merger.    The Merger Agreement provides that when the Merger is completed:

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  the Purchaser will be merged with and into Facet;

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  Facet will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Abbott;

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  Facet's certificate of incorporation will be amended and restated in its entirety as specified in the Merger Agreement and the bylaws of Purchaser in effect immediately prior to the Merger will be the bylaws of the surviving corporation;

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  the officers of Facet will be the officers of the surviving corporation and the directors of the Purchaser will be the directors of the surviving corporation;

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  all Shares held in the treasury of Facet or owned by Abbott, Purchaser or any of Facet's wholly-owned subsidiaries, will be cancelled and cease to exist without consideration paid in exchange;

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  all other outstanding Shares (other than shares entitled to appraisal rights) will be cancelled and converted into the right to receive the Offer Price; and

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  each outstanding share of Purchaser's capital stock will be converted into one share of the new common stock of Facet as the surviving corporation.

        Merger Without a Meeting; Facet Stockholder Meeting; Proxy.    If the Purchaser holds 90% of the outstanding Shares at any time after the Share Acceptance Time, such that the Merger may be effected without a meeting or vote of the stockholders of Facet, Abbott and Facet have agreed to use their reasonable best efforts to consummate the Merger as soon as practicable after the satisfaction or waiver of the conditions to closing set forth below in "—Conditions to Consummation of the Merger" without a meeting of Facet's stockholders pursuant to the DGCL.

        However, if the approval of Facet's stockholders is required to complete the Merger, Facet has agreed to (i) duly set a record date for a special meeting of Facet's stockholders (the "Stockholder Meeting") to consider adoption of the Merger Agreement and approval of the Merger, call and give notice of the Stockholder Meeting (with the record date and meeting date to be determined by Abbott), (ii) cause a proxy statement to be mailed to the stockholders of Facet, and (iii) use its best efforts to solicit proxies in favor of the adoption of the Merger Agreement and approval of the Merger from Facet's stockholders, and secure any approval of the stockholders of Facet that is required by applicable law to effect the Merger. The Merger Agreement requires Abbott to vote, or cause to be voted, all of the Shares then held by Abbott or Purchaser (or its assignees, if any), in favor of the adoption of the Merger Agreement and approval of the Merger.

        Treatment of Facet Stock Options.    Under the Merger Agreement, each unexercised Facet stock option that is outstanding immediately prior to the completion of the Merger, whether or not vested, will be canceled in the Merger, and converted into the right to receive an amount in cash equal to:

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  the excess, if any, of the Offer Price over the exercise price per share of Facet common stock previously subject to such Facet stock option, multiplied by

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  the total number of Shares previously subject to such Facet stock option, whether or not vested.

        Treatment of Facet Restricted Stock.    Under the Merger Agreement, each share of Facet restricted stock will vest in full in accordance with the terms of the applicable Facet equity plan under which such shares were issued, and the Shares issued under such equity plan will be canceled at the Effective Time and converted into the right to receive the Offer Price.

        Treatment of Facet Employee Stock Purchase Plan.    Under the Merger Agreement, any offering period under Facet's employee stock purchase plan which had commenced prior to the Agreement

Date will continue, and the Shares will be issued to participants in Facet's employee stock purchase plan on the next currently scheduled purchase date occurring after the date of the Merger Agreement and prior to the completion of the Merger. With respect to any offering period that would by its terms continue past the completion of the Merger, the Facet Board (or an appropriate committee under Facet's employee stock purchase plan) is required to take such action as is necessary to terminate Facet's employee stock purchase plan on the business day immediately prior to the closing of the Merger, and each participant's accumulated payroll deductions will be used to purchase Shares immediately prior to the completion of the Merger in accordance with the terms of Facet's employee stock purchase plan, and the Shares purchased under Facet's employee stock purchase plan will be canceled in the Merger and converted into the right to receive the Offer Price.

        Representations and Warranties.    Pursuant to the Merger Agreement, Abbott and Purchaser have made customary representations and warranties to Facet with respect to, among other matters:

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  Abbott's and Purchaser's organization, standing and corporate power;

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  Abbott's and Purchaser's authority to enter into the Merger Agreement;

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  consents, approvals and no violations of laws, governance documents or agreements;

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  capital resources;

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  operations of Purchaser;

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  ownership of Facet capital stock;

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  litigation; and

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  brokers.

        Pursuant to Merger Agreement, Facet has made customary representations and warranties to Abbott and Purchaser with respect to, among other matters:

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  its organization, standing and corporate power;

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  its certificate of incorporation and bylaws;

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  subsidiaries and minority investments;

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  its capitalization;

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  the corporate authorization of the Merger Agreement, including the unanimous approval by Facet's Board;

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  consents, approvals and no violations of laws, governance documents or agreements;

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  SEC filings and financial statements;

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  absence of certain changes or events since December 31, 2009;

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  litigation;

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  compliance with laws;

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  labor and employment matters;

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  affiliate transactions;

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  product liabilities;

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  employee benefit matters;

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  taxes;

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  hazardous materials;

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  material contracts;

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  insurance;

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  title to property;

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  intellectual property;

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  voting requirements; state takeover statutes and the rights agreement;

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  brokers and other advisors; and

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  the opinion of Centerview Partners LLC, its financial advisor.

        The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. In addition, such representations and warranties:

  •
  have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement, which information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

  •
  will not survive consummation of the Merger; and

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  were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

        For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        Reasonable Best Efforts; HSR Act Filings; Notification.    Each of Abbott, the Purchaser and Facet has agreed to use its reasonable best efforts to: (i) take all actions and do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated by the Merger Agreement, (ii) obtain all necessary actions or nonactions, clearances, waivers, consents and approvals from any governmental entities and make all necessary registrations, declarations and filings with, and take all steps as may be necessary to obtain an approval or waiver from, or to avoid a claim, action, suit, proceeding or investigation by, any governmental entity, (iii) make all necessary filings and submissions under the HSR Act, including requesting early termination of the waiting period under the HSR Act, (iv) obtain consents, approvals and waivers under contracts reasonably requested by Abbott to be obtained in connection with the transactions contemplated by the Merger Agreement, (v) cooperate with one another in connection with (A) preparing and filing required filings with the SEC and (B) determining whether any action by or in respect of, or filing with, any governmental entity is required to consummate the Offer or the Merger, and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

        Public Announcements.    The Merger Agreement provides that Abbott and Facet will each obtain the other's prior written consent (which will not be unreasonably withheld, conditioned or delayed) before issuing any public release or announcement with respect to the Offer, the Merger and the transactions contemplated by the Merger Agreement, except as may be required by applicable law or the rules and regulations of any national securities exchange or national securities quotation system.

        Indemnification; Directors' and Officers' Insurance.    Pursuant to the Merger Agreement, Abbott has agreed, for six years after the completion of the Merger, to provide the indemnification and exculpation set forth in:

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  Facet's certificate of incorporation;

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  Facet's bylaws;

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  the organizational documents of any subsidiary of Facet; and

  •
  any indemnification agreement between an indemnified party and Facet or any of its subsidiaries, to each person who is or has been, prior to the Merger, a director, officer, employee or agent of Facet or any of its subsidiaries.

        Pursuant to the Merger Agreement, Abbott has also agreed that it will cause to be maintained in effect, for a period of six years after the completion of the Merger, the level and scope of directors' and officers' liability insurance provided by Facet as of the date of the Merger Agreement, covering each person who was covered under such policy; except that (i) Abbott's obligation will not extend or otherwise increase the obligations of Facet to provide coverage for acts or omissions of directors or officers of any entity acquired by Facet prior to the date of the Merger Agreement beyond the terms provided for in the agreements with respect to such transactions, (ii) Abbott may substitute one or more policies of a reputable and financially sound insurance company of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the persons currently covered by Facet's policy, (iii) Abbott will not be required to pay any annual premium for such insurance coverage or any substitutes with respect thereto in excess of 250% of the annual premium in effect on the date of the Merger Agreement, and (iv) if the premium for such coverage or any substitutes therefore exceeds such amount, Abbott will purchase a substitute policy with the greatest coverage available for such 250% amount.

        Employee Benefit Arrangements.    For the period commencing at the Effective Time and ending on the earlier of the date (i) twelve (12) months following the Effective Time and (ii) on which the employment of a Facet employee who continues his or her employment with the Surviving Corporation following the Effective Time terminates, the Merger Agreement provides that the Surviving Corporation will provide each such employee with:

  •
  at least the same annual rate of base salary as was provided to such employee immediately prior to the Effective Time; and

  •
  an opportunity to earn annual performance bonus and commission opportunities that are comparable to the bonus and commission opportunities that were provided to such employee immediately prior to the Effective Time.

        Until the earlier of December 31, 2010 and the date on which the employment of such employee terminates, the Merger Agreement provides that the Surviving Corporation will provide such employee with employee benefits that are substantially comparable in the aggregate to those benefits that were provided to such employee immediately prior to the Effective Time (excluding, for this purpose, any equity compensation arrangements that were made available to such employee prior to the Effective Time). However, the Merger Agreement provides that neither Abbott nor the Surviving Corporation will be under any obligation to retain any employee or group of employees of Facet or to retain any Facet benefit plan, other than as required by law.

        Abbott will or will cause the Surviving Corporation to recognize all service of directors, officers or employees of Facet with Facet (including service with any predecessor employer of Facet, to the extent service with such predecessor employer is recognized by Facet) prior to the completion of the Merger for vesting or eligibility purposes (but not for purposes of early retirement subsidies under any defined benefit pension plan or benefit accrual purposes) with respect to any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, maintained by Abbott or any of its subsidiaries (other than retiree healthcare plans or programs and any equity compensation arrangement, but including any paid time off, vacation and severance pay arrangements) in which any director, officer or employee of Facet will participate upon completion of the Merger, unless such recognition of service would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Facet employee benefit plan.

        Prior to the Share Acceptance Time, Facet has agreed to take all necessary steps to cause each agreement, arrangement or understanding entered into by Facet or its subsidiaries on or after the date of the Merger Agreement, with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

        Conduct of Facet's Operations.    The Merger Agreement obligates Facet during the period from the date of the Merger Agreement to the date on which Abbott's designees are elected or appointed to the Facet Board (the "Director Appointment Date"), unless Abbott otherwise consents in writing, to conduct its and to cause its subsidiaries to conduct their operations only in the ordinary course of business and in all material respects in compliance with applicable law, except as expressly contemplated by the Merger Agreement, as required by applicable law or as set forth in the disclosure schedule to the Merger Agreement. The Merger Agreement also obligates Facet to use its reasonable best efforts to preserve its present relationships with customers, suppliers, employees, licensees, licensors, partners and other persons and entities with which it or any of its subsidiaries has significant business relations. Without limiting the generality of the foregoing, between the date of the Merger Agreement and the Director Appointment Date, neither Facet nor any of its subsidiaries will, except as otherwise expressly contemplated by the Merger Agreement, as required by applicable law or as set forth in the disclosure schedule to the Merger Agreement, without the prior written consent of Abbott:

  •
  amend the governing documents of Facet or its subsidiaries;

  •
  issue, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, any shares of capital stock or related equity instruments (except for certain issuances of Shares in connection with Facet's equity plans);

  •
  sell, pledge, mortgage, dispose of, lease, or encumber any assets, other than sales of assets not to exceed $250,000 in the aggregate;

  •
  with respect to intellectual property owned by Facet or any of its subsidiaries and with respect to any rights to intellectual property granted under any material contract, license, sublicense or other agreement of Facet or any of its subsidiaries, (a) transfer, assign or license to any person or entity any rights to intellectual property (subject to certain ordinary course exceptions), (b) abandon, permit to lapse or otherwise dispose of any intellectual property, (c) grant any lien on any intellectual property, or (d) make any material change in any intellectual property that reasonably could be expected to materially impair such intellectual property or Facet's or its subsidiaries' rights with respect thereto;

  •
  enter into or amend any agreements pursuant to which any other person is granted an exclusive license to any patents or know how included in Facet's intellectual property;

  •
  declare, set aside, make or pay any dividend or other distribution, except that a direct or indirect wholly-owned subsidiary of Facet may declare and pay a dividend to its parent;

  •
  split, combine or reclassify any of its capital stock;

  •
  purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or any related equity instruments;

  •
  acquire any corporation, partnership or other business organization or division thereof or any equity interest therein, in each case, with a value in excess of $250,000 in the aggregate;

  •
  enter into any new line of business, make any capital contribution or investment in any joint venture or create any subsidiary;

  •
  incur any indebtedness or enter into any contract for the incurrence of indebtedness, other than replacing certain letters of credit, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or entity (other than a wholly-owned subsidiary);

  •
  enter into, renew, fail to renew, amend or terminate any material lease relating to real property;

  •
  adopt or implement any new stockholder rights plan;

  •
  authorize any capital expenditures or purchase of fixed assets which are in excess of $300,000 for any individual expenditure or purchase or in excess of $1 million in the aggregate for all such expenditures and purchases, for Facet and its subsidiaries taken as a whole;

  •
  increase compensation or pay discretionary bonuses, accelerate the vesting of compensation payable, hire or promote officers, hire or promote other employees (except to fill vacancies), make or forgive any loan or advance to employees or directors, or grant any severance or termination pay to employees, officers or directors, amend, terminate or adopt, any employee benefit plan, collective bargaining agreement, compensation plan, program or other plan or arrangement for the benefit of any current or former directors, officers or employees of Facet or any of its subsidiaries or take other specified actions with respect to the compensation of employees, except as required by law or existing compensation plans and subject to other specified exceptions;

  •
  take any action to change accounting policies or procedures;

  •
  make any material tax election inconsistent with past practice or compromise any material tax liability;

  •
  fail to pay material accounts payable and other material obligations in the ordinary course of Facet's business (other than those disputed in good faith);

  •
  materially accelerate the collection of accounts receivable, modify the payment terms of any accounts receivable other than in the ordinary course of Facet's business, or sell, securitize, factor or otherwise transfer any accounts receivable or other rights;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Facet or any of its subsidiaries (other than the Merger or as expressly provided in the Merger Agreement);

  •
  effectuate a plant closing or mass layoff or otherwise terminate or lay off employees in such numbers as to give rise to material liability under any applicable laws;

  •
  authorize, enter into, renew, extend, terminate or amend, or waive, release or assign any material rights or claims with respect to any material contract, any contract or arrangement with revenues or payments in excess of $250,000, unless such contract or arrangement is terminable without payment or penalty upon Facet or its subsidiaries giving no more than thirty days' notice, or any joint venture, partnership or other similar arrangement;

  •
  engage in any transaction or series of transactions with any affiliate that would constitute a related party transaction under the rules and regulations of the SEC or Facet's policy governing such transactions;

  •
  agree to or settle any litigation or threatened claims that would result in (a) amounts payable to or by Facet or its subsidiaries in excess of $250,000, (b) in any relief other than the payment by Facet of a liquidated amount in cash, (c) any other administrative action brought by, or civil settlements with the U.S. Food and Drug Administration or the U.S. Department of Justice arising under the Federal Food, Drug and Cosmetic Act of 1938, as amended, or comparable applicable laws, or any foreign governmental entity arising under applicable laws comparable to such laws;

  •
  take any action that Facet knows or should have known would reasonably be expected to result in any of the conditions to the Offer not being satisfied; or

  •
  authorize or make any commitment to do any of the foregoing.

        Each of Abbott and the Purchaser has also agreed that between the date of the Merger Agreement and the completion of the Merger, it will not take any action that it knows or should have known would reasonably be expected to result in any of the conditions to the Offer not being satisfied.

        No Solicitation.    The Merger Agreement requires Facet, as of March 9, 2010, to immediately cease and cause to be terminated any solicitation, discussion or negotiation with any person or entity with respect to any actual or potential Takeover Proposal (as defined below) conducted or previously conducted by Facet, its subsidiaries or any of its or their representatives, and request that all confidential information provided by or on behalf of Facet or any of its subsidiaries to any such person or entity be returned or destroyed. The Merger Agreement further provides that, from March 9, 2010 and until the earlier of the Director Appointment Date or the termination of the Merger Agreement, Facet and its subsidiaries will not:

  •
  solicit, initiate or intentionally encourage the submission or announcement of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Takeover Proposal;

  •
  participate or engage in any discussions or negotiations with any person or entity with respect to a Takeover Proposal;

  •
  otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations or

  •
  enter into any agreement relating to a Takeover Proposal or enter into any contract or agreement in principle requiring Facet to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

        As an exception to the previous restrictions, the Merger Agreement provides that, at any time prior to the Share Acceptance Time, Facet may furnish information with respect to Facet and its subsidiaries to, and may engage in discussions or negotiations with, a person or entity making a written Takeover Proposal if:

  •
  Facet received the Takeover Proposal other than as a result of a material breach or violation of the provisions of the Merger Agreement described in this "—No Solicitation" section;

  •
  the person or entity making the Takeover Proposal has provided Facet with a written acknowledgement that discussions, negotiations and information exchanged between Facet and such person or entity may be disclosed to Abbott to the extent required by the Merger Agreement, if Facet would otherwise be restricted from so disclosing such information to Abbott by the terms of any existing confidentiality or similar agreement;

  •
  the Facet Board determines in good faith, after consultation with Facet's financial advisor and outside legal counsel, that (1) the Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (2) the failure to take such action would be inconsistent with its fiduciary obligations to Facet's stockholders under applicable law.

        Two business days prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, the person or entity that has made a Takeover Proposal, Facet is required to give Abbott written notice of the identity of such person or entity. Facet must also provide to Abbott all of the material terms and conditions of the Takeover Proposal and of Facet's intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such person or entity. In connection with its discussions with the person or entity that has made a Takeover Proposal:

  •
  Facet may not, and may not allow its subsidiaries or its or their representatives to, disclose any non-public information to such person or entity without first entering into a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to Facet than those contained in the Confidentiality Agreement between Facet and Abbott; and

  •
  Facet must contemporaneously provide to Abbott any material non-public information concerning Facet or its subsidiaries provided to such person or entity that was not previously provided to Abbott.

        A "Takeover Proposal" means any inquiry, proposal or offer from any person or group relating to:

  •
  any direct or indirect acquisition, purchase, or exclusive license of all or substantially all of Facet's rights with respect to, in a single transaction or a series of transactions, of (1) assets of Facet (including capital stock of Facet's subsidiaries) or any subsidiary of Facet representing 15% or more of the assets (measured by fair market value) of Facet and its subsidiaries, taken as a whole, or (2) 15% (20% in the case of certain existing Facet stockholders) or more of the outstanding shares of Facet Common Stock;

  •
  any transaction that, if consummated, would result in any person or group owning, directly or indirectly, or having the right to acquire, equity interests representing 15% (20% in the case of certain existing Facet stockholders) or more of the voting power of Facet;

  •
  any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Facet pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 15% (20% in the case of certain existing Facet stockholders) or more of any class of equity securities of Facet or of the surviving entity in a merger or the resulting direct or indirect parent of Facet or such surviving entity;

  •
  the issuance or sale by Facet or its subsidiaries (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 15% or more of the voting power of Facet; or

  •
  any combination of the foregoing, other than, in each case, the transactions contemplated by the Merger Agreement.

        A "Superior Proposal" means any unsolicited bona fide written Takeover Proposal, except for any licensing transaction or agreement, (with all of the percentages included in the definition of "Takeover Proposal" above increased to 50% for this purpose) that the Facet Board determines (after consultation with Facet's financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms of the Takeover Proposal, and the identity of the person or entity making the Takeover Proposal, if accepted, is reasonably likely to be consummated, and if consummated would result in a transaction that is more favorable to Facet's stockholders, from a financial point of view, than the Offer and the Merger (after taking into account all adjustments to the terms thereof that may be offered by Abbott pursuant to its negotiation rights described below).

        Until the Director Appointment Date, Facet will, within one business day after receipt, notify Abbott of any Takeover Proposal received by Facet, its subsidiaries or any of their respective representatives. The notice must provide the material terms and conditions of the Takeover Proposal and the identity of the person or entity making the Takeover Proposal. Facet will keep Abbott informed of any material change in the status of or material terms and conditions of any such Takeover Proposal, will provide Abbott with at least 48 hours prior notice of any meeting of the Facet Board (or such lesser notice as is provided to the members of the Facet Board) at which the Facet Board is reasonably expected to consider any Takeover Proposal, and will not enter into any contract or agreement that prohibits Facet from providing such information to Abbott. Furthermore, Facet may not terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar contract to which Facet or any of its subsidiaries is a party and that relates to any potential Takeover Proposal, and Facet will enforce the provisions of any such contract unless:

  •
  Facet has received a written Takeover Proposal that the Facet Board determines in good faith, after consultation with Facet's financial advisor and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal; and

  •
  the Facet Board determines that the failure to take such action would be inconsistent with its fiduciary obligations to Facet's stockholders under applicable law.

        Fiduciary Right of Termination or Adverse Recommendation Change.    Until Director Appointment Date, neither Facet's Board nor any committee of Facet's Board is permitted to:

  •
  approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal;

  •
  withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Abbott or the Purchaser, or otherwise make any statement or proposal that, in the context in which it was made, is inconsistent with, the Facet Board Recommendation; or

  •
  resolve, propose or agree to do any of the foregoing

(any such action or failure to act, an "Adverse Recommendation Change").

        As an exception to the restrictions on the ability of the Facet Board to effect an Adverse Recommendation Change, the Facet Board may at any time prior to the Director Appointment Date (1) effect an Adverse Recommendation Change with respect to such Superior Proposal or (2) terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal if:

  •
  Facet receives a Takeover Proposal that the Facet Board concludes in good faith, after consultation with Facet's financial advisor and outside legal counsel, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of the Merger Agreement that may be offered by Abbott; and

  •
  if it determines in good faith, after consultation with Facet's financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Facet's stockholders under applicable law.

        In advance of or concurrently with termination of the Merger Agreement, Facet is required to pay a Termination Fee (as defined below). Additionally, the Facet Board may not effect an Adverse Recommendation Change or terminate the Merger Agreement unless:

  •
  Facet has not materially breached the provisions of the Merger Agreement described above under "—No Solicitation;" and

  •
  Facet has provided a prior written notice to Abbott, at least three business days in advance, of its intention to take such action with respect to the Superior Proposal, which notice specifies the material terms and conditions of the Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, and prior to effecting an Adverse Recommendation Change or terminating the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, Facet has, during such three business day period, negotiated with Abbott in good faith (to the extent Abbott desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

        The Merger Agreement also provides that the Facet Board may at any time prior to the Director Appointment Date effect an Adverse Recommendation Change if:

  •
  there is an Intervening Event (as defined below): and

  •
  solely in response to the Intervening Event, the Facet Board determines in good faith, after consultation with Facet's financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Facet's stockholders under applicable law;

provided, however, that the Facet Board may not so effect an Adverse Recommendation Change unless Facet has first provided prior written notice to Abbott, at least three business days in advance of its intention to take such action, which notice must specify the facts, circumstances and other conditions giving rise to the Adverse Recommendation Change, and prior to effecting such Adverse Recommendation Change, Facet must, and must cause its representatives to, during such three business day period, negotiate with Abbott in good faith (to the extent Abbott desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that an Adverse Recommendation Change is no longer necessary.

        An "Intervening Event" means a material event relating to Facet or its subsidiaries which (i) was unknown to the Facet Board as of the date of the Merger Agreement and (ii) became known to or by the Facet Board prior to the Share Acceptance Time; provided, however, that the Merger Agreement provides that in no event will the receipt of a Takeover Proposal constitute an Intervening Event.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

  •
  either Facet's stockholders have approved the Merger or applicable law permits the Merger to be effected as a short form merger;

  •
  no temporary restraining order, preliminary or permanent injunction or other judgment or ruling issued by any governmental entity of competent jurisdiction is in effect and no law is in effect restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger; and

  •
  the Purchaser has accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not properly withdrawn.

        Termination.    The Merger Agreement provides that it may be terminated:

  (i)
  by mutual written consent of Abbott and Facet at any time prior to the Effective Time;

  (ii)
  by Abbott or Facet if no Shares have been accepted for payment pursuant to the Offer on or before July 31, 2010; except that the right to terminate the Merger Agreement under this provision is not available to a party whose failure to perform any of its obligations under the Merger Agreement in any material respect has been a principal cause of or resulted in the failure of the Offer to be consummated on or before July 31, 2010;

  (iii)
  by either Abbott or Facet if the Offer expires as a result of the non-satisfaction of the Minimum Condition or any other condition to the Offer or is terminated or withdrawn pursuant to its terms before any Shares are purchased; except that the right to terminate the Merger Agreement under this provision is not available to a party whose failure to perform any of its obligations under the Merger Agreement in any material respect has been a principal cause of or resulted in the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased pursuant to the Offer;

  (iv)
  by either Abbott or Facet if a restraining order, injunction or other judgment or ruling issued by any governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, prior to the Share Acceptance Time, the Shares pursuant to the Offer or, prior to the Effective Time, consummation of the Merger, has become final and nonappealable, or any law has been enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger; except that the party seeking to so terminate the Merger Agreement must have complied with its obligations under the Merger Agreement to prevent the entry of and to remove such restraint or law;

  (v)
  by Abbott or Facet, prior to any acceptance for payment of any Shares pursuant to the Offer, if the other party has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (1) in the case of Facet would give rise to the failure of any of the Offer Conditions or (2) in the case of Abbott would prevent or materially impede the consummation by Abbott or the Purchaser of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; and, in either case, is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of July 31, 2010 and the date that is 20 business days from the date that the breaching party is notified in writing by the other party of such breach; except that a party is not permitted to terminate the Merger Agreement if such party is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

  (vi)
  by Abbott, prior to any acceptance for payment of any Shares pursuant to the Offer, if

  (a)
  an Adverse Recommendation Change (or any action by any committee of the Facet Board which, if taken by the full Facet Board, would be an Adverse Recommendation Change) has occurred;

  (b)
  Facet or the Facet Board (or any committee thereof) has (1) approved, adopted or recommended any Takeover Proposal or (2) approved or recommended, or entered into or allowed Facet or any of its subsidiaries to enter into, an agreement relating to a Takeover Proposal;

  (c)
  the Facet Board fails to publicly reaffirm the Board Recommendation within ten business days after Facet's receipt of a written request by Abbott to provide such reaffirmation following the date of any Takeover Proposal or any modification (provided that Abbott is permitted to request only one such reaffirmation request per Takeover Proposal and one additional reaffirmation request per each amendment thereof and supplement thereto);

    (d)
    if any tender offer or exchange offer is commenced by any person or entity other than Abbott, the Purchaser or any subsidiary of Abbott with respect to the outstanding Shares, and the Facet Board does not recommend that Facet's stockholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer;

    (e)
    Facet has breached in any material respect certain of its obligations described above under "—No Solicitation;"

    (f)
    Facet has failed to include the Board Recommendation in the Schedule 14D-9 or to permit Abbott to include the Board Recommendation in the Offer Documents; or

    (g)
    Facet or the Facet Board (or any committee thereof) authorizes or publicly proposes to do any of the preceding actions; or

  (vii)
  by Facet, in accordance with the provisions of the Merger Agreement described above under "—Fiduciary Right of Termination or Adverse Recommendation Change," but only if Facet has materially complied with its obligations described above under "—No Solicitation" and is otherwise permitted to accept the applicable Superior Proposal pursuant to the provisions of the Merger Agreement described above under "—Fiduciary Right of Termination or Adverse Recommendation Change"; except that Facet must simultaneously with such termination enter into the acquisition agreement relating to such Superior Proposal and pay the Termination Fee to Abbott.

        Effect of Termination.    In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of any party to the Merger Agreement, other than the obligations described below under "—Fees and Expenses" and certain other specified provisions, which provisions will survive any such termination; provided that no party will be relieved from liability for any fraud or willful breach of the covenants and agreements in the Merger Agreement.

        Fees and Expenses.    Except as provided below, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. If the Merger Agreement is terminated by Abbott pursuant to item (vi) under "—Termination" or Facet pursuant to item (vii) under "—Termination," then Facet will pay to Abbott immediately prior to such termination, in the case of a termination by Facet, or within two business days thereafter, in the case of a termination by Abbott, an amount equal to $25,250,000 (the "Termination Fee"). In addition, if the Merger Agreement is terminated by Abbott or Facet:

  •
  pursuant to item (ii) under "—Termination" solely as a result of a failure to satisfy the Minimum Condition or pursuant to item (iii) under "—Termination" solely as a result of a failure to satisfy the Minimum Condition, or by Abbott pursuant to item (v) under "—Termination;" and

  •
  prior to the date of termination of the Merger Agreement, a Takeover Proposal has been publicly made to Facet or has been made directly to Facet's stockholders generally or has otherwise become publicly known; and

  •
  (A) within 12 months after such termination, Facet enters into a definitive agreement to consummate or consummates a transaction contemplated by any Takeover Proposal or (B) a tender or exchange offer or other Takeover Proposal is first publicly announced within 12 months after such termination and is subsequently consummated,

        then in either such case, Facet will pay to Abbott an aggregate fee equal to the Termination Fee. For purposes of this provision, the references to 15% in the definition of "Takeover Proposal" will be deemed references to 35%.

        (c)    The Confidentiality Agreement.    Abbott and Facet are parties to a confidentiality agreement (the "Confidentiality Agreement"). The Confidentiality Agreement provides, among other things, that, in connection with Abbott's interest in a possible negotiated transaction involving Facet, Abbott will keep all oral and written information concerning, and furnished by, Facet or its representatives and all analyses, compilations, data, studies, notes, interpretations, memoranda, or other documents prepared by Abbott or its representatives containing or based in whole or in part on any such information, confidential and will not disclose such information to any other person (except to its representatives that have a need to know such information for the purpose of evaluating a transaction, or as required by law) without the consent of Facet.

        (d)    The IL-12 Patent License Agreement.    Facet and Abbott are parties to a patent license agreement, dated December 23, 2003 (the "Patent License Agreement"), pursuant to which Facet licensed to Abbott exclusive rights to certain intellectual property related to fully human antibodies capable of binding interleukin-12 (IL-12) or its receptor. Abbott has announced that its anti-IL-12 biologic, ABT-874, is in phase 3 development for psoriasis. Facet could receive regulatory related milestone payments with respect to ABT-874 and royalties on future sales of ABT-874 in the low single digits. Certain of the rights licensed to Abbott were initially licensed by Facet from Hoffmann-La Roche, Inc. and F. Hoffmann-La Roche Ltd. (together, "Roche") and Facet must share with Roche any consideration Facet may receive from Abbott under the Patent License Agreement.

        (e)    The Humanization Agreements.    Facet and Abbott are parties to a master agreement, dated June 3, 2004 (the "Master Agreement"), pursuant to which Abbott may request Facet to perform antibody humanization services with respect to antigens specified by Abbott and Facet would license to Abbott rights under certain humanization patents and know-how. Upon Abbott's election under the Master Agreement to have Facet humanize an antibody to a specified antigen, Facet and Abbott enter into a humanization agreement governing the humanization services and license grants with respect to the specified antigen. Currently, Facet and Abbott are parties to five such humanization agreements, each of which was entered into under the Master Agreement. Under each humanization agreement, Facet received an upfront fee to humanize an antibody to the antigen specified by Abbott. Under these humanization agreements, Facet also receives annual maintenance fees and may receive development, regulatory and sales-based milestone payments and royalties in the low single digits on net sales of antibodies covered by these humanization agreements. Facet is obligated to pay a portion of any royalties from Abbott under these humanization agreements to PDL until the expiration of antibody humanization related patents held by PDL.

        (f)    Statutory Requirements.    The DGCL requires, among other things, that the Merger Agreement must be approved by the holders of at least a majority of the shares of each class of Facet's capital stock outstanding and entitled to vote. The Merger Agreement provides that, if required by the DGCL, Facet will call and hold a special meeting of its stockholders promptly following the consummation of the Offer for the purposes of voting upon the approval of the Merger Agreement. The Merger Agreement provides that, at such special meeting of stockholders, Abbott will cause all Shares then owned by Abbott or the Purchaser to be voted in favor of the adoption of the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of Facet. Notwithstanding the foregoing, if the Purchaser acquires 90% or more of the outstanding Shares through the Offer or otherwise, the Purchaser may effect the Merger without the special meeting of stockholders or any other action on the part of any other stockholder.

        (g)    Appraisal Rights.    Appraisal rights are not available in connection with the Offer, and stockholders of Facet who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, a holder of Shares at the Effective Time who has neither voted in favor of the adoption of the Merger Agreement nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

        Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. Stockholders of Facet should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. In this regard, stockholders of Facet should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262.

        Abbott does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any dissenting stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares held immediately prior to the Effective Time by such dissenting stockholder. However, Abbott may cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of Facet desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the Proxy Statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger.

        All Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a dissenting stockholder who complies in all respects with the provisions of Section 262 (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262.

        If a dissenting stockholder fails to perfect or otherwise waives, withdraws or loses its right to appraisal of its Shares under Section 262 or other applicable law, then the right of that dissenting stockholder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest, upon surrender of such stockholder's Certificates in the manner provided in the Merger Agreement.

        With respect to any demand for appraisal of Shares under Section 262:

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  Facet will give prompt notice to Abbott of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by Facet relating to rights to be paid for the fair value of Dissenting Shares;

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  Abbott will have the right to participate in and control all negotiations and proceedings with respect to such demands for appraisal; and

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  Facet will not, except with Abbott's prior written consent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or agree to do or commit to do any of the foregoing.

        (h)    "Going Private" Transactions.    The SEC has adopted Rule 13e-3 promulgated under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Abbott and the Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the stockholders of Facet will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

        (i)    Plans for Facet.    Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Facet will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Abbott will continue to evaluate the business and operations of Facet during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Abbott intends to review such information as part of a comprehensive review of Facet's business, operations, capitalization and management with a view to optimizing development of Facet's potential in conjunction with Abbott's existing business.

        The Facet Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Facet Board may be required to submit the Merger Agreement to the stockholders of Facet for adoption. If required, Facet has agreed to (i) duly set a record date for the Stockholder Meeting to consider adoption of the Merger Agreement and approval of the Merger, call and give notice of the Stockholder Meeting (with the record date and meeting date to be determined by Abbott), (ii) cause a proxy statement to be mailed to the stockholders of Facet, and (iii) use its best efforts to solicit proxies in favor of the adoption of the Merger Agreement and approval of the Merger from Facet's stockholders, and secure any approval of the stockholders of Facet that is required by applicable law to effect the Merger. If stockholder approval is required, the Merger Agreement must be adopted by the affirmative vote of holders of a majority of the outstanding Shares.

        If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to adopt the Merger Agreement by written consent or at a special meeting of Facet stockholders without the affirmative vote of any other stockholder of Facet. The Purchaser has agreed to vote for or enter into a written consent with respect to all Shares acquired by the Purchaser in the Offer to cause the adoption of the Merger Agreement and approval of the Merger. If the Purchaser acquires at least 90% of the then-issued and outstanding Shares pursuant to the Offer or otherwise, the Merger will be consummated without a special meeting of Facet stockholders and without the approval of the stockholders of Facet. The Merger Agreement provides that the Purchaser will be merged with and into Facet and that Facet's Amended and Restated Certificate of Incorporation in effect immediately prior to the Effective Time will be amended as of the Effective Time to read as the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, and the bylaws of the Purchaser in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation following the Merger.

        (j)    Recent Developments Relating to Facet.    On March 10, 2010, stockholder John Dugdale filed a complaint on behalf of himself and all others similarly situated in the Superior Court of the State of California, County of San Mateo (the "Complaint"). The Complaint purports to be a stockholder class action and alleges claims for breach of fiduciary duties against Facet's directors Faheem Hasnain, Brad Goodwin, Gary Lyons, David Parkinson, Kurt Von Emster, Hoyoung Huh and Does 1-25 (the "Individual Defendants") and aiding and abetting against Facet (collectively, with the Individual Defendants, the "Defendants"), in connection with the proposed transaction with Abbott. The Complaint seeks declaratory and injunctive relief, including an order compelling the Individual Defendants to exercise their fiduciary duties in the best interests of Facet's stockholders, prohibiting Defendants "from consummating the [p]roposed [a]cquisition" absent procedures to "obtain the highest possible price for shareholders" and disclosure of "all material information" to stockholders, and rescinding "to the extent already implemented, the [p]roposed [a]cquisition and any proposals, voting agreements and termination fees." The Complaint further seeks fees and costs, including attorneys' and experts' fees. The case is Dugdale v. Facet Biotech Corp. et al., No. CIV492783.

        While the lawsuit described above is at its preliminary stages, Facet has advised that it believes that the claims in the lawsuit are without merit, and that it intends to vigorously defend it.

12.   Source and Amount of Funds

        The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $738 million. The Purchaser intends to obtain such funds by means of a capital contribution from Abbott. Abbott will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. Abbott will have available at the Expiration Time, the necessary funds from its cash on hand to complete the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to complete the Offer and the Merger.

        The Purchaser believes the financial condition of the Purchaser and Abbott is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Purchaser, through its parent company, Abbott, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (iii) the Offer is not subject to any financing condition, and (iv) if the Purchaser consummates the Offer, the Purchaser will acquire any remaining Shares for the same cash price in the Merger.

13.   Dividends and Distributions

        The Merger Agreement provides that, without the prior written consent of Abbott, Facet will not, and will not permit any of its subsidiaries to, prior to the Effective Time declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned subsidiary of Facet may declare and pay a dividend to its parent. See Section 11(b)—"The Merger Agreement—Conduct of Facet's Operations."

14.   Conditions of the Offer

        Notwithstanding any other provisions of the Offer, the Purchaser will not be required to, and Abbott will not be required to cause the Purchaser to, accept for payment or pay for any validly tendered Shares if (i) the Minimum Condition (as defined below) has not been satisfied at the

Expiration Time, or (ii) any of the following conditions exists (and, in the case of clauses (a), (b), (d), (e) and (f), is continuing at such Expiration Time):

        (a)   there is pending any suit, action or proceeding by any governmental entity of competent jurisdiction against Abbott, the Purchaser, Facet or any subsidiary of Facet in connection with the Offer or the Merger:

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  challenging the acquisition by Abbott or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger;

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  seeking to prohibit or impose material limitations on the ability of Abbott or the Purchaser, or otherwise to render Abbott or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger;

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  seeking to prohibit or impose any material limitations on the ownership or operation by Abbott, Facet or any of their respective subsidiaries, of all or any material portion of the businesses or assets of Abbott, Facet or any of their respective subsidiaries as a result of or in connection with the Offer or the Merger or otherwise seeking to compel Abbott, Facet or any of their respective subsidiaries to divest, dispose of, license or hold separate any material portion of the businesses or assets of Abbott, Facet or any of their respective subsidiaries as a result of or in connection with the Offer or the Merger; or

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  seeking to prohibit or impose material limitations on the ability of Abbott or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of Facet.

        (b)   there is any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a government entity of competent jurisdiction to the Offer or the Merger, that (x) has resulted, or is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above, or (y) has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger;

        (c)   the waiting period applicable to the consummation of the Offer and the Merger under the HSR Act (or any extension thereof) has not expired or otherwise have been terminated;

        (d)   Facet has breached or failed to perform or comply in any material respect with any of its covenants or agreements under the Merger Agreement to be performed or complied with by it under the Merger Agreement on or prior to the time the Purchaser accepts the Shares for payment and such breach or failure has not been cured;

        (e)   (i) the representations or warranties of Facet related to the capitalization of Facet and the authority of Facet to enter into and perform its obligations under the Merger Agreement fail to be true and correct in all material respects, as of such Expiration Time with the same force and effect as if made on and as of such Expiration Time, except for any such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (ii) any other representation or warranty of Facet contained in the Merger Agreement (without giving effect to any references to any Material Adverse Effect or materiality qualifications) fails to be true and correct as of such Expiration Time with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect;

        (f)    since the date of the Merger Agreement, a Material Adverse Effect has occurred;

        (g)   the Purchaser has not received a certificate of Facet, executed by the Chief Executive Officer or the Chief Financial Officer of Facet, dated as of the date of the Expiration Time, to the effect that the conditions set forth in paragraphs (d), (e) and (f) above have not occurred;

        (h)   the Collaboration Agreement, dated as of September 12, 2005, between Facet and Biogen Idec MA Inc., as amended, is not in full force and effect in all material respects or has been amended, modified or supplemented, or the terms thereof otherwise altered in any material respect, following the date of the Merger Agreement; or

        (i)    the Merger Agreement has been terminated.

        The foregoing conditions are for the sole benefit of Abbott and the Purchaser, may be asserted by Abbott or the Purchaser, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Abbott or the Purchaser in whole or in part at any time and from time to time in their sole discretion, subject to the terms of the Merger Agreement. The Merger Agreement provides that the failure by Abbott or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

        As defined in the Merger Agreement, the term "Minimum Condition" means that the number of Shares that have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Time, together with the number of Shares then directly or indirectly owned by Abbott or the Purchaser, represents at least a majority of all Fully Diluted Shares of Facet. "Fully Diluted Shares" means all outstanding securities entitled to vote in the election of directors of Facet or on the adoption of the Merger Agreement and approval of the Merger, together with all such securities which Facet would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable; provided, that Shares issuable with respect to Facet's preferred stock purchase rights will be excluded from such number.

        As defined in the Merger Agreement, a "Material Adverse Effect" means any change, effect, event, development, occurrence, condition or state of facts that, individually or in the aggregate with all other changes, effects, events, developments, occurrences, conditions or states of facts, (i) is, or would reasonably be expected to be, materially adverse to the clinical development of Facet's human antibody product referred to as Daclizumab or to the business, condition (financial or otherwise) or results of operations of Facet and its subsidiaries, taken as a whole, provided that any change, effect, event, development, occurrence, condition or state of facts resulting from or attributable to the following will not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (a) the economy or financial markets in general, except to the extent such changes adversely affect Facet and its subsidiaries in a disproportionate manner relative to other comparable companies, (b) the economic, business, financial or regulatory environment generally affecting the industry in which Facet operates, except to the extent such changes adversely affect Facet and its subsidiaries in a disproportionate manner relative to other comparable companies, (c) changes in law or applicable accounting regulations or principles or interpretations thereof, except to the extent such changes adversely affect Facet and its subsidiaries in a disproportionate manner relative to other comparable companies, (d) in and of itself, any change in Facet's stock price or trading volume or any failure by Facet to meet any cash utilization, revenue, earnings or other similar projections (provided that the events giving rise or contributing to such changes or failure that are not otherwise excluded from the definition of a "Material Adverse Effect" will be taken into account), (e) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, or (f) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, except to the extent such changes adversely affect Facet and its subsidiaries in a disproportionate manner relative to other comparable companies, or (ii) prevents, materially impedes, or materially delays, or would reasonably be expected to prevent, materially impede or materially delay, the consummation of the Offer or the Merger or the performance by Facet of any of its material obligations under the Merger Agreement.

15.   Legal Matters; Required Regulatory Approvals

        Except as set forth in this Offer to Purchase, based on Abbott's and the Purchaser's review of publicly available filings by Facet with the SEC and other information regarding Facet, neither Abbott or the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of Facet and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares in the Offer. In addition, neither Abbott or the Purchaser is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition, other than the filings under the HSR Act (as discussed below), that would be required for the Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Abbott and the Purchaser expect to seek such approval or action, except as described under "—State Takeover Laws." Should any such approval or other action be required, Abbott and the Purchaser cannot be certain that Abbott and the Purchaser would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Facet's or its subsidiaries' businesses, or that certain parts of Facet's, Abbott's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, the Purchaser may not be required to purchase any Shares in the Offer. See the "Introduction" to this Offer to Purchase and Section 14—"Conditions of the Offer" of this Offer to Purchase for a description of the conditions to the Offer.

        State Takeover Laws.    A number of states (including Delaware, where Facet is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Delaware corporation, Facet is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Facet has represented in the Merger Agreement that its board of directors has approved, for purposes of Section 203 of the DGCL, the Merger Agreement and the transactions contemplated by the Merger Agreement, such that Section 203 of the DGCL does not apply to the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement, or the transactions contemplated by the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, or the Merger Agreement, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—"Conditions of the Offer."

        Antitrust.    Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Abbott by virtue of the Purchaser's acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares pursuant to the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated. Abbott filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger on March 23, 2010, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on April 7, 2010 unless earlier terminated or unless Abbott receives a request for additional information or documentary material prior to that time. If, within the 15 calendar day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from Abbott, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Abbott's substantial compliance with that request unless earlier terminated. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although Facet is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Facet's failure to make those filings nor a request made to Facet from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Merger.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as Abbott's acquisition of the Shares in the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Abbott, the Purchaser, Facet or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—"Conditions of the Offer."

        Based upon an examination of publicly available information relating to the businesses in which Facet is engaged, Abbott and the Purchaser believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, Abbott and the Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14—"Conditions of the Offer."

16.   Fees and Expenses

        Georgeson Securities Corporation is acting as Dealer Manager in connection with the Offer. Abbott has agreed to pay Georgeson Securities Corporation reasonable and customary compensation for its services as Dealer Manager and Abbott will reimburse Georgeson Securities Corporation for certain out-of-pocket expenses. Abbott has also agreed to indemnify Georgeson Securities Corporation and related parties against certain liabilities in connection with the Offer. In the ordinary course of business, Georgeson Securities Corporation and its successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        Abbott has retained Georgeson Inc. as Information Agent in connection with the Offer. The Information Agent may contact the stockholders of Facet by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Abbott will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. Abbott has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the Offer. In addition, Abbott has retained BNY Mellon Shareowner Services as Depositary in connection with the Offer. Abbott will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for certain out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection with the Offer.

        Except as set forth above, neither Abbott nor the Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Abbott will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.   Miscellaneous

        Neither Abbott or the Purchaser is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Abbott or the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Abbott and the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Abbott and the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, stockholders of Facet in that state. Abbott and the Purchaser have filed with the SEC the Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Facet has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the Facet Board with respect to the Offer and the reasons for the recommendation of the Facet Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—"Certain Information Concerning Facet" of this Offer to Purchase and Section 9—"Certain Information Concerning Abbott and the Purchaser" of this Offer to Purchase.

        Neither Abbott nor the Purchaser has authorized any person to give any information or to make any representation on behalf of Abbott or the Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

        Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Abbott, the Purchaser, Facet or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

AMBER ACQUISITION INC.

March 23, 2010

Schedule I
Directors and Executive Officers of Abbott Laboratories

        The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each director and executive officer of Abbott. Unless otherwise indicated, the current business address of each of these individuals is 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the current business phone number of each of these individuals is (847) 937-6100. Unless otherwise indicated, each such individual is a citizen of the United States of America.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Robert J. Alpern, M.D.	Dr. Alpern has been a director of Abbott since 2008. Dr. Alpern has served as the Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine since June 2004. From July 1998 to June 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical Center. He joined the faculty of The University of Texas Southwestern Medical Center in 1987 as Associate Professor and Chief of the Division of Nephrology. Dr. Alpern also served as Professor of Internal Medicine and held the Ruth W. and Milton P. Levy, Sr. Chair in Molecular Nephrology and the Atticus James Gill, M.D. Chair in Medical Science, while on the faculty of The University of Texas Southwestern Medical Center. Dr. Alpern served on the Scientific Advisory Board of Ilypsa from 2004 until 2007 and since 2007 has served on the Scientific Advisory Board of Relypsa. Dr. Alpern also serves as a Director on the Board of Yale—New Haven Hospital.
Roxanne S. Austin

Mrs. Austin has been a director of Abbott since 2000. Mrs. Austin is the president and chief executive officer of Move Networks, Inc., an IP-based television solution provider. Since 2004, she has been the president of Austin Investment Advisors, a private investment and consulting firm. She served as president and chief operating officer of DIRECTV, Inc. from June 2001 to December 2003. She also served as executive vice president of Hughes Electronics Corporation and as a member of its executive committee until December 2003. From 1997 to June 2001, Mrs. Austin was the corporate senior vice president and chief financial officer of Hughes Electronics Corporation. Prior to joining Hughes in 1993, Mrs. Austin was a partner at the accounting firm Deloitte & Touche. Mrs. Austin earned her B.B.A. degree in accounting from the University of Texas at San Antonio. She serves on the board of trustees of the California Science Center. Mrs. Austin serves on the board of directors of Target Corporation, Teledyne Technologies Inc., and Telefonaktiebolaget LM Ericsson (LM Ericsson Telephone Company).

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
William M. Daley

Mr. Daley has been a director of Abbott since 2004. Mr. Daley has served as the senior executive of the Midwest region and serves on the JPMorgan Chase & Co. Executive Committee and on its International Council since May 2004. He served as president, SBC Communications, Inc. (diversified telecommunications) from December 2001 to May 2004. Mr. Daley was vice chairman of Evercore Capital Partners L.P. from January to November 2001. From June to December 2000, Mr. Daley served as chairman of Vice President Albert Gore's 2000 presidential election campaign. Mr. Daley served as the U.S. Secretary of Commerce from January 1997 to June 2000. Mr. Daley currently serves on the board of directors of The Boeing Company, The Art Institute of Chicago, Loyola University of Chicago, and Northwestern University. He also sits on the Council on Foreign Relations. Mr. Daley also served on the board of directors of Boston Properties, Inc. from 2003 to 2007. Mr. Daley is a graduate of Loyola University in Chicago and of John Marshall Law School.

W. James Farrell

Mr. Farrell has been a director of Abbott since 2006. Mr. Farrell served as the chairman of Illinois Tool Works Inc. from 1996 to 2006 and as its chief executive officer from 1995 to 2005. He currently serves on the board of directors of Allstate Insurance Company, UAL Corporation, and 3M. Mr. Farrell also served on the board of directors of Kraft Foods, Inc. from 2001 to 2006 and Sears, Roebuck and Company from 1999 to 2005.

H. Laurance Fuller

Mr. Fuller has been a director of Abbott since 1988. Mr. Fuller was elected president of Amoco Corporation in 1983 and chairman and chief executive officer in 1991. As the result of the merger of British Petroleum, p.l.c. and Amoco effective December 31, 1998, he became co-chairman of BP Amoco, p.l.c. He retired from that position in April 2000. He currently serves as a director of Cabot Microelectronics Corporation and The Nature Conservancy of South Carolina, and a life trustee of The Orchestral Association and presidential counselor of Cornell University. Mr. Fuller also served on the board of directors of Motorola, Inc. from 1994 to 2007.

William A. Osborn

Mr. Osborn has been a director of Abbott since 2008. Mr. Osborn was chairman of Northern Trust Corporation from 1995 through 2009 and served as its chief executive officer from 1995 through 2007. Mr. Osborn currently serves as a director of Caterpillar Inc., General Dynamics Corporation, and Tribune Company. He is chairman of the Board of Trustees of Northwestern University and also serves as chairman of the Chicago Symphony Orchestra Association. Mr. Osborn served on the board of directors of Nicor, Inc. from 1999 to 2006. He holds a B.A. degree and an M.B.A. degree from Northwestern University.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
The Rt. Hon. Lord Owen CH. FRCP

David Owen has been a director of Abbott since 1996. Mr. Owen is a British subject. He was a neurologist and Research Fellow on the Medical Unit of St. Thomas' Hospital, London, from 1962 through 1968 and a member of Parliament for Plymouth in the House of Commons from 1966 until he retired in May of 1992. In 1992, he was created a Life Peer and a Member of the House of Lords. In August of 1992, the European Union appointed him Co-Chairman of the International Conference on Former Yugoslavia. He stepped down in June of 1995. He was chairman of Global Natural Energy p.l.c. (an owner and operator of gasoline retailing sites) from 1995 to 2006. Lord Owen currently serves as a director of Hyperdynamics Corp. Lord Owen was Secretary for Foreign and Commonwealth Affairs from 1977 to 1979 and Minister of Health from 1974 to 1976.

W. Ann Reynolds, Ph.D.

Dr. Reynolds has been a director of Abbott since 1980. Dr. Reynolds served as the president of The University of Alabama at Birmingham from 1997 to 2002 and as director of its Center for Community Outreach and Development from 2002 through 2003. From 1990 to 1997, Dr. Reynolds served as chancellor of The City University of New York. Prior to that, she served as chancellor of The California State University system, provost of The Ohio State University and associate vice chancellor for research and dean of the graduate college of the University of Illinois Medical Center, Chicago. She also held appointments as professor of anatomy, research professor of obstetrics and gynecology, and acting associate dean for academic affairs at the University of Illinois College of Medicine. Dr. Reynolds is a graduate of Emporia State University (Kansas) and holds M.S. and Ph.D. degrees in zoology from the University of Iowa. She currently serves as a director of Humana Inc., Owens-Corning, Life Technologies Corporation, and the News-Gazette, Champaign, Illinois. Dr. Reynolds also served on the board of directors of Invitrogen Corp. from 2005 to 2008 and Maytag Corporation from 1988 to 2006.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Roy S. Roberts

Mr. Roberts has been a director of Abbott since 1998. Mr. Roberts has served as managing director of Reliant Equity Investors since September 2000. Mr. Roberts retired from General Motors in April 2000. At the time of his retirement, he was group vice president for North American Vehicle Sales, Service and Marketing of General Motors Corporation, having been elected to that position in October 1998. Prior to that time, he was vice president and general manager in charge of Field Sales, Service and Parts for the Vehicle Sales, Service and Marketing Group from August 1998 to October 1998, general manager of the Pontiac-GMC Division from February 1996 to October 1998, and general manager of the GMC Truck Division from October 1992 to February 1996. Mr. Roberts first joined General Motors Corporation in 1977 and became a corporate officer of General Motors Corporation in April 1987. Mr. Roberts earned a bachelor's degree from Western Michigan University. He also completed the Executive Development Program at Harvard Business School. He currently serves as a director of Enova Systems,  Inc., as Trustee Emeritus at Western Michigan University, and as past president and on the National Board of Directors for the Boy Scouts of America. Mr. Roberts also served on the board of directors of Burlington Northern Santa Fe from 1993 to 2010.

Samuel C. Scott III

Mr. Scott has been a director of Abbott since 2007. In 2009, Mr. Scott retired as chairman, president and chief executive officer of Corn Products International, after having served in those positions since 1997. He was president of the Corn Refining Division of CPC International from 1995 through 1997, when CPC International spun off Corn Products International as a separate corporation. Mr. Scott currently serves on the board of directors of Bank of New York Mellon Corporation, Motorola, Inc., the Chicago Council on Global Affairs, the Chicago Urban League, Northwestern Healthcare, and Chicago Sister Cities. Mr. Scott graduated from Fairleigh Dickinson University.

William D. Smithburg

Mr. Smithburg has been a director of Abbott since 1982. Mr. Smithburg retired from Quaker Oats in October 1997. Mr. Smithburg joined Quaker Oats in 1966 and became president and chief executive officer in 1981, and chairman and chief executive officer in 1983 and also served as president from November 1990 to January 1993 and again from November 1995. Mr. Smithburg was elected to the Quaker board in 1978 and served on its executive committee until he retired. He is a director of Smurfit-Stone Container Corporation, Northern Trust Corporation, and Corning Incorporated. He is a member of the board of trustees of Northwestern University. Mr. Smithburg earned a B.S. degree from DePaul University and an M.B.A. degree from Northwestern University.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Glenn F. Tilton

Mr. Tilton has been a director of Abbott since 2007. Mr. Tilton has been chairman, president and chief executive officer of UAL Corporation (UAL Corporation filed a voluntary bankruptcy petition under the federal bankruptcy laws in December 2002 and exited bankruptcy in February 2006) and United Air Lines, Inc., a wholly owned subsidiary of UAL Corporation since September 2002. From October 2001 to August 2002, he served as vice chairman of Chevron Texaco Corporation (global energy). In addition, from May 2002 to September 2002 he served as non-executive chairman of Dynegy, Inc. (energy). From February to October 2001 he served as chairman and chief executive officer of Texaco Inc. (global energy). He currently serves as the chairman of the board of directors of the Air Transport Association, and is a member of the U.S. Travel and Tourism Advisory Board. He also serves on the board of the directors of Northwestern Memorial Hospital and on the board of trustees for the Field Museum and the Museum of Science and Industry. Mr. Tilton also served on the board of directors of Lincoln National Corporation from 2002 to 2007, and TXU Corporation from 2005 to 2007.

Miles D. White

Mr. White has been a director of Abbott since 1998. Mr. White has served as Abbott's Chairman of the Board and Chief Executive Officer since 1999. He served as an Executive Vice President of Abbott from 1998 to 1999, as Senior Vice President, Diagnostics Operations from 1994 to 1998, and as Vice President, Diagnostics Systems Operations from 1993 to 1994. Mr. White joined Abbott in 1984. He received both his bachelor's degree in mechanical engineering and M.B.A. degree from Stanford University. He serves on the board of trustees of The Culver Educational Foundation, The Field Museum in Chicago, and Northwestern University. He currently serves as a director of McDonald's Corporation. Mr. White also served on the board of directors of Motorola, Inc. from 2005 to 2009 and Tribune Company from 2005 to 2007.

Carlos Alban

Mr. Alban serves as Senior Vice President, International Pharmaceuticals, a position he has held since 2009. From 2008 to 2009 Mr. Alban served as Vice President, Pharmaceuticals, Western Europe and Canada. He served as Vice President, Western Europe and Canada from 2007 to 2008 and as Vice President, Pharmaceutical European Operations from 2006 to 2007. Prior to that, Mr. Alban served as Regional Director, North Europe from 2004 to 2006. He has been a corporate officer since 2006.

Richard W. Ashley	Mr. Ashley serves as Executive Vice President, Corporate Development, a position he has held since 2004. He was elected as a corporate officer in 2004.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Olivier Bohuon

Mr. Bohuon serves as Executive Vice President, Pharmaceutical Products, a position he has held since 2009. From 2008 to 2009, he served as Senior Vice President, International Pharmaceuticals. From 2006 to 2008, he served as Senior Vice President, International Operations. Mr. Bohuon previously served as Vice President, European Operations from 2003 to 2006 and has been a corporate officer since 2003. He is a citizen of France.

John M. Capek

Mr. Capek serves as Executive Vice President, Medical Devices, a position he has held since 2007. Mr. Capek previously served as Senior Vice President, Abbott Vascular from 2006 to 2007 and Vice President and President, Cardiac Therapies in 2006. He served as President, Guidant Vascular Intervention from 2005 to 2006 and Vice President and General Manager, Bioabsorbable Vascular Solutions (a subsidiary of Guidant Corporation) from 2003 to 2005. He has been a corporate officer since 2006.

Thomas F. Chen

Mr. Chen serves as Senior Vice President, International Nutrition, a position he has held since 2008. From 2006 to 2008, he served as Senior Vice President, Nutrition International Operations. He previously served as Vice President, Nutrition International, Asia and Latin America from 2005 to 2006 and Vice President, Nutrition International, Asia, Canada, Latin America during 2005. He served as Vice President, Abbott International, Pacific/Asia/Africa from 1998 to 2005. Mr. Chen was elected as a corporate officer in 1998.

Thomas C. Freyman	Mr. Freyman serves as Executive Vice President, Finance and Chief Financial Officer, a position he has held since 2004. Mr. Freyman was elected as a corporate officer in 1991.
Stephen R. Fussell

Mr. Fussell serves as Senior Vice President, Human Resources, a position he has held since 2005. From 1999 to 2005, he served as Vice President, Compensation and Development. Mr. Fussell was elected as a corporate officer in 1999.

Robert B. Hance

Mr. Hance serves as Senior Vice President, Vascular, a position he has held since 2008. He previously served as Senior Vice President, Diabetes Care Operations from 2006 to 2008. For a period of time in 2006, he served as Vice President and President, Vascular Solutions. From 2003 to 2006, Mr. Hance served as Vice President and President, Abbott Vascular Devices. He was elected as a corporate officer in 1999.

John C. Landgraf

Mr. Landgraf serves as Senior Vice President, Pharmaceuticals, Manufacturing and Supply, a position he has held since 2008. He previously served as Senior Vice President, Global Pharmaceutical Manufacturing and Supply from 2004 to 2008. Mr. Landgraf was elected as a corporate officer in 2000.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Holger A. Liepmann

Mr. Liepmann serves as Executive Vice President, Nutritional Products, a position he has held since 2008. He previously served as Executive Vice President, Global Nutrition from 2006 to 2008. For a period of time in 2006, Mr. Liepmann served as Executive Vice President, Pharmaceutical Products Group. From 2004 to 2006, he served as Senior Vice President, International Operations. Mr. Liepmann was elected as a corporate officer in 2001.

Greg W. Linder	Mr. Linder serves as Vice President and Controller, a position he has held since 2004. He was elected as a corporate officer in 1999.
Heather L. Mason

Ms. Mason serves as Senior Vice President, Diabetes Care, a position she has held since 2008. She previously served as Vice President, Latin America Pharmaceuticals from 2007 to 2008. From 2005 to 2007, she served as Vice President, International Marketing and from 2001 to 2005, she served as Vice President, Specialty Operations. Ms. Mason was elected as a corporate officer in 2001.

James V. Mazzo

Mr. Mazzo serves as Senior Vice President, Abbott Medical Optics, a position he has held since 2009. He previously served as Chairman of the Board of Directors, Advanced Medical Optics, Inc. (a global leader in the development, manufacture, and marketing of medical devices for the eye) from 2006 to 2009. From 2004 to 2009 he served as Chief Executive Officer of Advanced Medical Optics, Inc. From 2004 to 2007 he served as President of Advanced Medical Optics, Inc. He was elected as a corporate officer in 2009.

Edward L. Michael

Mr. Michael serves as Executive Vice President, Diagnostic Products, a position he has held since 2008. He previously served as Executive Vice President, Diagnostics from 2007 to 2008. For a period of time in 2007, Mr. Michael served as Senior Vice President, Medical Products. From 2003 to 2007, he served as Vice President and President, Molecular Diagnostics. He was elected as a corporate officer in 1997.

Donald V. Patton Jr.

Mr. Patton serves as Senior Vice President, U.S. Pharmaceuticals. Mr. Patton previously served as Senior Vice President, U.S. Nutrition from 2007 to 2009. During 2007, he served as Senior Vice President, Abbott Nutrition Products Division. From 2006 to 2007, he served as Vice President, Diagnostic Global Commercial Operations. From 2005 to 2006, he served as Vice President, Commercial Operations. Mr. Patton served as Vice President, International Marketing from 2004 to 2005. He was elected as a corporate officer in 2004.

Laura J. Schumacher

Ms. Schumacher serves as Executive Vice President, General Counsel and Secretary, a position she has held since 2007. From 2005 to 2007, she served as Senior Vice President, Secretary and General Counsel. Ms. Schumacher was elected as a corporate officer in 2003.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mary T. Szela

Ms. Szela serves as Senior Vice President, Global Strategic Marketing and Services, Pharmaceutical Products Group. She previously served as Senior Vice President, U.S. Pharmaceuticals from 2008 to 2009. She served as Senior Vice President, Pharmaceutical Operations from 2007 to 2008. During 2006, she served as Vice President, Commercial Pharmaceutical Operations. She served as Vice President, Pharmaceutical Products, Primary Care Operations from 2001 to 2006. Ms. Szela was elected as a corporate officer in 2001.

Michael J. Warmuth

Mr. Warmuth serves as Senior Vice President, Diagnostics a position he has held since 2008. During 2008, he served as Vice President, Hematology Diagnostics. He previously served as Vice President, Global Engineering Services from 2007 to 2008. From 2006 to 2007, Mr. Warmuth served as Divisional Vice President, Global Engineering Services and from 2004 to 2006, he served as Divisional Vice President of Quality, Global Pharmaceutical Operations. Mr. Warmuth was elected as a corporate officer in 2007.

J. Scott White

Mr. White serves as Senior Vice President, U.S. Nutrition. He previously served as Division Vice President and Regional Director for Latin America, Abbott Nutrition International from 2007 to 2009. From 2005 to 2007 he served as Division Vice President and General Manager for Pediatric Nutrition, U.S. Nutrition. He was elected as a corporate officer in 2009.

Directors and Executive Officers of Amber Acquisition Inc.

        The following table sets forth the name, present principal occupation or employment, and past material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Amber Acquisition Inc., a wholly-owned subsidiary of Abbott Laboratories. Unless otherwise indicated below, the current business address of each of these individuals is 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the current business phone number of each of these individuals is (847) 937-6100. Unless otherwise indicated, each of these individuals is a citizen of the United States of America.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas C. Freyman	Mr. Freyman has been a director of Amber Acquisition Inc. since 2010 and serves as its President. Mr. Freyman also serves as Executive Vice President, Finance and Chief Financial Officer of Abbott Laboratories, a position he has held from 2004 to the present. Mr. Freyman was elected as a corporate officer of Abbott Laboratories in 1991.

        Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Certificates and any other required documents should be sent or delivered by each stockholder of Facet or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

BNY Mellon Shareowner Services

By Mail:	By Facsimile Transmission:	By Overnight Courier:
BNY Mellon Shareowner Services Attn: Corporate Actions Department Post Office Box 3301	For Eligible Institutions Only: (201) 680-4626	BNY Mellon Shareowner Services Attn: Corporate Actions Department 480 Washington Blvd
South Hackensack, NJ 07606	For Confirmation Only	Mail Drop-Reorg
	Telephone: (201) 680-4860	Jersey City, NJ 07310

        You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Abbott's expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street
26th Floor
New York, New York 10038
Banks and Brokerage Firms, Please Call:
(212) 440-9800
Stockholders and All Others Call Toll-Free:
(800) 259-3515

The Dealer Manager for the Offer is:

Securities Corporation
199 Water Street
26th Floor
New York, New York 10038
Toll-Free: (800) 445-1790

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  EXHIBIT 99(a)(1)(A)